Exhibit 10.02

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AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

by and among

TOTAL ENERGIES NOUVELLES ACTIVITES USA,

AMYRIS, INC.

and

TOTAL AMYRIS BIOSOLUTIONS B.V.

Dated as of March 21, 2016

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TABLE OF CONTENTS

-i-

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-ii-

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effect such transfer of the Brazil Jet Business Assets to JVCO, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law	46
Section 8.03. Dispute over Acquisition Price	46

Article IX CHANGE OF CONTROL

Section 9.01. Change of Control Option	48
Section 9.02. Certain Consequences of an Amyris Change of Control	49
Section 9.03. Exemption from Transfer Restrictions	49

Article X REPRESENTATIONS AND WARRANTIES

Section 10.01. Representations and Warranties of the Shareholders	49
Section 10.02. Indemnification	51

Article XI TERM OF AGREEMENT

Section 11.01. Duration	51
Section 11.02. This Agreement shall	51
Section 11.03. continue in full force and effect without limit in time until the earlier of:	51
Section 11.02. Effects of Termination. Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions that shall not have been observed or performed by the relevant Party prior to such termination	51

Article XII TAX MATTERS

Section 12.01. [reserved]	51

Article XIII GENERAL PROVISIONS

Section 13.01. Conflict	51
Section 13.02. Further Action	52
Section 13.03. Indemnities	52
Section 13.04. Expenses	53
Section 13.05. Notices	54
Section 13.06. Public Announcements	54
Section 13.07. Severability	55

-iii-

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Schedules

Schedule 3.02(a) Managing Directors

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AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of March 21, 2016, is by and among Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), a société par actions simplifiée organized under the laws of the Republic of France (“TENA USA”), Amyris, Inc., a Delaware corporation (“Amyris”), and Total Amyris BioSolutions B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (“JVCO,” and each of TENA USA, Amyris and JVCO, a “Party” and, collectively, the “Parties”) and amends and restates the Shareholders’ Agreement among TENA USA, Amyris and JVCO dated as of December 2, 2013 (the “Original Shareholders’ Agreement”).

W I T N E S S E T H:

WHEREAS, TENA USA is engaged in industrial, commercial and research and development projects in the energy industry, and Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide;

WHEREAS on November 29, 2013, JVCO was incorporated by way of the execution of a notarial deed of incorporation which deed of incorporation also included the articles of association of JVCO (the “Original Articles of Association”);

WHEREAS, on or about December 2, 2013, the Parties entered into the Original Shareholders’ Agreement and Amyris granted an intellectual property license to JVCO (the “Original Amyris License Agreement”);

WHEREAS, at the incorporation of JVCO, Amyris was issued the Share A (as defined in the Original Articles of Association) and TENA USA was issued the Share B (as defined in the Original Articles of Association);

WHEREAS, by notarial deed of issuance, and in consideration of the license rights granted by Amyris to JVCO under the Original Amyris License Agreement, at the incorporation of JVCO, Amyris was issued the Preferred Shares (as defined in the Original Articles of Association);

WHEREAS, TENA USA, Amyris and JVCO now wish to further define their relationship by executing this Agreement, by amending and restating both the Original Articles of Association and the Original Amyris License Agreement, by converting the Share A, Share B and the Preferred Shares into a total of 400 Shares and by TENA USA purchasing additional Shares from Amyris so that Amyris will hold 100 Shares and TENA USA will hold 300 Shares; and

WHEREAS, (i) the Articles of Association set forth various rights and obligations of the Parties in connection with the formation and operation of JVCO and (ii) this Agreement sets

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forth separate and distinct rights and obligations of the Parties in connection with the operation of JVCO.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01.  Certain Defined Terms. For purposes of this Agreement:

(a)                “Accounting Standards” means each of U.S. GAAP and Dutch GAAP.

(b)               “Affiliate” means, with respect to any specified Person, any other Person (i) that owns or controls, directly or indirectly through one or more intermediaries, 50% or more of the voting rights of such specified Person; (ii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by such specified Person; or (iii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by any Person contemplated by clause (i); provided, however, that for purposes of this Agreement (x) no Amyris Associated Entity or any of its Affiliates shall be considered an Affiliate of Amyris, (y) JVCO shall not be considered an Affiliate of either Shareholder, and (z) neither Amyris nor any of its Affiliates shall be considered an Affiliate of TENA USA or any of its Affiliates, even if in each case a Shareholder acquires ownership or control, directly or indirectly through one or more intermediaries, of more than 50% of the voting rights of any such specified Person.

(c)                “Amyris Associated Entity” means each of (i) Novvi LLC, a Delaware limited liability company, and its subsidiaries, (ii) SMA Indústria Química S.A., a sociedade anônima organized and existing under the laws of Brazil, and its subsidiaries, and (iii) any other Person created after the date hereof by Amyris or any of its Affiliates, on the one hand, and any Third Party, on the other, of which 50% of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by Amyris, and with respect to which TENA USA has consented to being designated an Amyris Associated Entity (such consent not to be unreasonably withheld, conditioned or delayed).

(d)               “Amyris Change of Control” means the occurrence of any of the following at any time after the date hereof: (i) the consolidation of Amyris with, or the merger of Amyris with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Amyris and its subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, Amyris, other than in each case pursuant to a transaction in which the “persons” that

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“beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of Amyris immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by Amyris of a plan relating to the liquidation or dissolution of Amyris, (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of Amyris (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Amyris board of directors does not consist of Continuing Directors. As used in this definition, “Voting Shares” of any Person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. As used in this definition, “Continuing Director” means, as of any date of determination, any member of the Amyris Board of Directors who (i) was a member of the Amyris board of directors on July 31, 2012 or (ii) was nominated for election or elected to the Amyris board of directors with the approval of a majority of the Continuing Directors who were members of the Amyris board of directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Amyris board of directors voting with respect thereto shall at the time have been Continuing Directors. Notwithstanding the foregoing, an Amyris Change of Control shall not be deemed to have occurred in connection with (A) any acquisition of Amyris by TENA USA (or any of its Affiliates) or (B) any change in the board of directors of Amyris such that it is no longer composed of a majority of Continuing Directors if any designee of TENA USA (or any of its Affiliates) to the board of directors of Amyris approves the nomination or election of any member of the board of directors of Amyris that is not a Continuing Director or if TENA USA (or any of its Affiliates) votes any Voting Shares in favor of the election of any member of the board of directors of Amyris that is not a Continuing Director.

(e)                “Articles of Association” means the amended and restated articles of association of JVCO, adopted on or about the date of this Agreement, as amended from time to time after the date hereof.

(f)                “Bona Fide Offer” means any bona fide offer by a Third Party in writing to purchase any of the Shares held by a Shareholder setting forth a specific purchase price (which shall consist of cash or marketable securities or a combination thereof) and a closing date of no more than 30 days (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such Bona Fide Offer) after the expiration of the 30-Business Day period set forth in Section 6.05(a)(ii), and shall include an offer to purchase or otherwise acquire Tag-Along Shares pursuant to Section 6.06.

(g)               “Brazil Jet Business” means the production and commercialization by Amyris and its Affiliates of Farnesane Jet Products within Brazil for

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commercialization solely in Brazil, including the production of Farnesane Jet Products outside of Brazil for commercialization within Brazil, but excluding the production of Farnesane Jet Products within Brazil for commercialization outside of Brazil. However, for purposes of this definition, the commercialization of Farnesane Jet Products for use in vehicles that begin an international travel segment within Brazil and conclude such international travel segment outside of Brazil shall constitute commercialization of such products within Brazil.

(h)               “Brazil Jet Business Assets” means (i) the Brazil Jet Commercialization Assets; and (ii) if Amyris and JVCO conclude, after a good faith evaluation promptly following JVCO’s exercise of its acquisition right in Article VIII below, that it is reasonably feasible to separate such development and production assets from the rest of the operations and assets of Amyris and its Affiliates, the development and production assets of Amyris and its Affiliates exclusively related to the Brazil Jet Business. For clarity, Amyris’s Brotas manufacturing facility is not a Brazil Jet Business Asset.

(i)                 “Brazil Jet Commercialization Assets” means the commercialization assets of Amyris and its Affiliates exclusively related to the Brazil Jet Business (e.g., Farnesane Jet Products sales contracts with airlines).

(j)                 “Brazil Jet Commercialization Assets Fair Market Value” means the amount, determined as of the date JVCO exercises its right to acquire the Brazil Jet Business in Article VIII below, equal to the fair market value that a willing buyer would pay a willing seller in an arms’ length transaction to acquire the Brazil Jet Commercialization Assets, assuming that the Brazil Jet Commercialization Assets were being sold in a manner designed to maximize the value of bids, when neither the buyer nor the seller was acting under compulsion and when both have reasonable knowledge of the relevant facts, which amount shall be mutually agreed between Amyris and JVCO.

(k)               “Business Day” means any day other than (i) Saturday or Sunday; (ii) any day that is a legal holiday pursuant to the laws of the State of New York, United States of America, the Republic of France, or the European part of the Netherlands; or (iii) any day that is a day on which banking institutions located in New York, New York, United States of America, Paris, the Republic of France or Amsterdam, the Netherlands, are authorized or required by law or other governmental action to close.

(l)                 “Cause” means the conviction of a Person by a court of competent jurisdiction of, or a plea by a Person of guilty or no contest to, a felony or any crime of theft, forgery, fraud, misappropriation or embezzlement, or the commission of theft, forgery, fraud, willful misconduct, gross negligence, misappropriation or embezzlement against a Party or an Affiliate thereof.

(m)             “Claim” means with respect to any Person, any and all suits, sanctions, legal proceedings, claims, assessments, judgments, damages, penalties, fines, liabilities, demands, reasonable out-of-pocket expenses of whatever kind (including reasonable attorney’s fees and expenses) and losses incurred or sustained by or against

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such Person, but excluding any lost profits or other special, incidental, indirect, punitive or consequential damages suffered by such Person.

(n)               “Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.

(o)               “Collaboration Agreement” means the Technology License, Development, Research and Collaboration Agreement entered into by Amyris and Total Gas & Power USA Biotech, Inc. as of June 21, 2010, as amended by the Second Amendment, and as such agreement may be further amended from time to time after the date hereof.

(p)               “Competition Law” means any applicable laws that are designed or intended to regulate mergers or other business combinations or that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(q)               “Consolidated Equity” means the consolidated owners’ equity of JVCO (as reflected on the most recent consolidated balance sheets of JVCO), which is equal to shareholders’ equity plus shareholders’ debt, but excluding any Carry.

(r)                 “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly (whether or not as trustee, personal representative or executor), of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including the ownership, directly or indirectly, of securities or ownership interests having the power to elect or remove a majority of the board of directors or similar body governing the affairs of such Person.

(s)                “Dutch GAAP” means Dutch generally accepted accounting principles and practices as in effect from time to time and applied consistently by JVCO throughout the periods involved and consistent with past practice (to the extent applicable).

(t)                 “Executive Officers” means (a) in the case of Amyris, the Chief Executive Officer of Amyris, and (b) in the case of TENA USA, the President of TENA USA, or such other senior executive officer of TENA USA or any of its Affiliates having operational responsibility for the renewable energy and alternative fuels businesses of TENA USA and its Affiliates.

(u)               “Farnesane Jet Products” means a Jet Product that is farnesane, wherein the isoprenoid is farnesene.

(v)               “Financial Statements” means true and complete copies of the consolidated audited balance sheet of JVCO as of the last day of JVCO’s Fiscal Year and the related statements of income, retained earnings, shareholders’ equity and cash flows

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of JVCO for the Fiscal Year then ended, together with all related notes and schedules thereto, prepared in accordance with the Accounting Standards, accompanied by the reports thereon of the Auditors.

(w)             “Free Cash Flow” for any period means cash flow from operations of JVCO for such period, including interest, dividends and other distributions received by JVCO, net of capital expenditures (i.e., purchase of plant, property and equipment), operating expenses, research and development expenses, tax liabilities and payments to Third Party creditors, each as set forth on JVCO’s financial statements for such period, and available for distribution pursuant to Sections 4.02(d) and 5.02. Free Cash Flow shall be calculated before any dividends are paid and any payments are made with respect to any outstanding Shareholder loans and Carry.

(x)               “Ground Floor Price” means the investment by Amyris and its Affiliates into the Brazil Jet Business Assets (excluding the Brazil Jet Commercialization Assets) from November 2011 through the date the Brazil Jet Business Assets are contributed to JVCO under Article VIII below, including, but not limited to, technical development activities undertaken in Brazil, industrial and supply chain, capital expenditures, working capital, sales and marketing commitments, negative operating cash flow (i.e., not discounted by any losses) net of any liabilities of the Brazil Jet Business Assets that are assumed by JVCO and net of any subsidies provided to the Brazil Jet Business Assets that are not subject to any repayment or claw-back obligation retained by Amyris, which amount shall be mutually agreed to between Amyris and JVCO.

(y)               “Jet Product” means one or more fermentation produced isoprenoid(s) that may or may not be hydrogenated or hydroprocessed, which when blended with petroleum-derived jet fuel, meet the ASTM D 1655 specification or the equivalent of (or successor to) such standard for use as a jet fuel.

(z)                “LIBOR” means the British Bankers Association LIBOR Rate, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be agreed upon in writing by TENA USA and Amyris) at approximately 11:00 a.m., London time, two Business Days prior to the relevant date.

(aa)            “Lien” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind (other than any transfer restrictions imposed under securities laws, or any options, transfer restrictions or purpose limitations pursuant to the Articles of Association or this Agreement or the Amyris License Agreement).

(bb)           “Lock-up Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., Pacific time, on March 1, 2018.

(cc)            “Management Board” means the management board of JVCO.

(dd)          “Managing Director” means a member of the Management Board.

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(ee)            “Non-Participation Issuance” means any of the following issuances of Shares by JVCO: (i) Shares issued by JVCO in consideration for the acquisition (whether by merger or otherwise) by JVCO of shares of capital stock or assets of any Third Party; (ii) Shares issued by JVCO as a dividend, share sub-division, stock split, split-up or similar distribution of Shares; and (iii) Shares or shares of capital stock or options to subscribe for Shares or shares of capital stock issued pursuant to awards granted to employees, Officers or consultants of JVCO pursuant to an option plan or other compensation arrangement (including Shares or shares of capital stock issued upon exercise of any such options).

(ff)             “Permitted Deviations” means the incurrence of expenses (or commitments therefor) in any quarter that individually or in the aggregate (i) would not result in an overage of 10% or more from the aggregate capital expenditures or investments included in the Budget (as finally determined pursuant to Section 3.11) for such quarter with respect to such capital expenditure or investment (the “Target Capital Expenditures”), (ii) would not result in an overage of 10% or more from the aggregate operating expenditures included in the Budget (as finally determined pursuant to Section 3.11) for such quarter (the “Target Operating Expenditures”) and (iii) would not result in an overage of 10% or more from the aggregate other expenditures included in the Budget (as finally determined pursuant to Section 3.11) for such quarter (“Target Other Expenditures”); provided, however, that if the total revenue for any quarter exceeds the targeted revenue for such quarter provided in the Budget, the aggregate amount of Target Capital Expenditures, Target Operating Expenditures and Target Other Expenditures for the following quarter may be increased on a dollar-for-dollar basis by an amount equal to such excess revenue for purposes of determining the maximum Permitted Deviations for such following quarter, with the allocation of such excess revenue being allocated among such target amounts as determined by the Management Board.

(gg)           “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, governmental entity or other enterprise, association, organization or entity.

(hh)           “Quarterly Financial Statements” means true and complete copies of the consolidated unaudited balance sheet of JVCO as of the last day of each fiscal quarter of JVCO and the related consolidated statements of income, retained earnings, shareholders’ equity and cash flows of JVCO for each such fiscal quarter, together with all related notes and schedules thereto, prepared in accordance with the Accounting Standards (except for the absence of footnotes and for normal year-end adjustments).

(ii)               “Share” means a share in the capital of JVCO.

(jj)               “Shareholder” means a holder of one or more Shares.

(kk)           “TENA USA License Agreements” means the license or licenses to be granted to JVCO by TENA USA as described in Section 9 and Exhibit B of the Second Amendment to the Collaboration Agreement, dated July 30, 2012, between TENA USA

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and Amyris, as amended on April 1, 2015, and as subsequently amended from time-to-time (the “Second Amendment”).

(ll)               “Third Party” means any of: (x) with respect to any Shareholder, any Person (including, in the case of Amyris, any Amyris Associated Entity) other than (i) such Shareholder’s Permitted Transferees or Affiliates, or (ii) JVCO, and (y) with respect to JVCO, any Person other than (i) any Affiliate of JVCO, or (ii) any Shareholder or any of such Shareholder’s Permitted Transferees or Affiliates.

(mm)       “Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift or otherwise), conveyance, grant of a participation interest, pledge or grant of a Lien (except to another Shareholder) or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions.

(nn)           “U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently by JVCO throughout the periods involved and consistent with past practice (to the extent applicable).

Section 1.02.  Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
Acceptance Notice	4.06(b)
Action	13.03(a)
Activities	7.04(a)
Additional Capital	4.03(a)
Additional Capital Notice Period	4.03(b)
Advisor	4.03(c)
Advisor’s Report	4.03(c)
Aggregate Carry Amount	4.02(a)
Agreement	Preamble
Amyris	Preamble
Amyris Directors	3.02(h)
Amyris License Agreement	2.02(a)
Anti-Corruption Laws	7.04(a)
Appraiser Appraiser’s Report Audit Committee	8.03(a) 8.03(b) 3.08(b)
Associates	7.04(a)
Auditors	3.07
Board Approval	3.09(a)
Budget	3.11(b)
Buyer	6.06(a)(i)
Carry	4.02(a)
Carry Lender	4.02(b)

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Carry Notice	4.02(a)
Cash Option Amount Chief Executive Officer	8.02 3.12(a)(i)
Chief Financial Officer	3.12(a)(ii)
COC Party	9.01(a)
Confidential Information	7.03(a)
Continuing Director Covered Person	1.01(d) 13.03(a)
Default Offerees	6.05(c)
Default Purchase	4.05(a)
Defaulting Offeree	6.05(c)
Defaulting Shareholder	4.05(a)
Dispute	13.13(a)
Electronic Delivery	13.14
Eligible Shareholder	4.06(a)
Excess Transfer Shares	6.05(b)
Exchange Act Fair Value	1.01(d) 4.03(c)
Fiscal Year	3.14
Five Year Plan	3.11(a)
Funding Default	4.05(a)
Funding Default Loan	4.05(a)
HSE	7.04(d)
ICC Rules	13.13(c)(i)
Indemnified Party	10.02
Indemnifying Party	10.02
Independent Accounting Firm	8.03(a)
Issuance Notice	4.06(a)
JVCO	Preamble
Lead Director	3.06(a)
Losses	13.03(a)
Non-COC Party	9.01(a)
Non-Defaulting Shareholder	4.05(a)
Offering Shareholder	6.05(a)(i)
Offeror	6.05(a)(i)
Officers	3.12(a)(iii)
Opinion Period	4.03(c)
Option Exercise Notice Option Price Participation Exercise Period	8.01 8.02 4.06(a)
Party or Parties	Preamble
Permitted Transferee	6.07
Pro Rata Share	4.06(a)
Reference Laws	7.04(a)
Report Period Representatives	8.03(b) 7.03(a)

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Right of First Refusal Notice	6.05(a)(i)
Second Amendment Secondment Agreement	1.01(kk) 7.07
Securities	4.06(a)
Services Agreement	7.06
Shareholder Offerees	6.05(a)(i)
Share Price	4.03(c)
Subsidiary	3.13
Shareholder Approval	3.10(b)
Tag-Along Notice	6.06(a)(ii)
Tag-Along Offerees	6.06(a)(i)
Tag-Along Shares	6.06(a)(i)
Target Capital Expenditures	1.01(ee)
Target Operating Expenditures	1.01(ee)
Target Other Expenditures	1.01(ee)
TENA USA	Preamble
TENA USA Directors	3.02(g)
Transfer Default Shares	6.05(c)
Transfer Offer	6.05(a)(i)
Transfer Offerees	6.05(a)(i)
Transfer Shares	6.05(a)(i)
Transferor Voting Shares	6.06(a)(i) 1.01(d)

Section 1.03.      Interpretation and Rules of Construction.

(a) The headings contained in this Agreement, in any Exhibit or Schedule, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(b)               In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(c)                The definitions of the terms herein shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “shall” shall be construed to have the same meaning and effect as the word “will.” Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document shall be construed as referring to such contract, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or otherwise set forth in such document);

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(ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (iii) the words “herein,” “hereof,” “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iv) ”day” shall mean calendar day, unless “Business Day” is expressly used; and (v) all references to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. The terms “dollars” and “$” shall mean United States dollars. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

Article II
ORGANIZATION AND RELATED MATTERS

Section 2.01.      Purpose. The purpose of JVCO is to develop, produce and commercialize jet fuels under the Amyris License Agreement and conduct any and all activities related thereto.

Section 2.02.      Licenses.

(a)                On or about the date of this Agreement, Amyris and JVCO have executed an Amended and Restated Jet Fuel License Agreement (the “Amyris License Agreement”) in place of the Original Amyris License Agreement.

(b)               Promptly upon (i) a request from JVCO, in the case of the licenses described in Section 9.A (hydrogenation) or 9.B (certification) of the Second Amendment, or (ii) the adoption of the initial Five Year Plan, in the case of the license described in the last paragraph of Exhibit B to the Second Amendment, TENA USA and JVCO shall enter into the relevant TENA USA License Agreement(s), as otherwise provided in the Second Amendment.

(c)                No Party grants any licenses, express or implied, to any other Party hereunder. The only license grants to JVCO or any other Party (or any of their respective Affiliates) are those set forth (i) in the Amyris License Agreement or (ii) other separate written agreements that may be entered into between or among the applicable Parties after the date hereof.

Article III
CORPORATE GOVERNANCE

Section 3.01.  Power of the Management Board. The Management Board shall have the power and authority to manage, control and operate JVCO as set forth in the Articles of Association.

Section 3.02.  Managing Directors.

(a)                The Management Board shall consist of six Managing Directors. As of the date of this Agreement, the members of the Management Board are set forth on

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Schedule 3.02(a). Subject to the provisions of this Article III, each Managing Director shall hold such office until he or she is removed or otherwise vacates such office.

(b)               The number of Managing Directors may not be increased or decreased. For so long as the Management Board consists of six Managing Directors, TENA USA and Amyris shall be entitled to designate one Managing Director for each one-sixth of the capital stock of JVCO owned by such Shareholder or its Affiliates and Permitted Transferees (with fractional amounts below one-half of the capital stock of JVCO that do not equal an increment of one-sixth being rounded up to the next one-sixth increment, and fractional amounts above one-half of the capital stock of JVCO that do not equal an increment of one-sixth being rounded down to the next one-sixth increment). As long as either TENA USA or Amyris, together with their respective Affiliates and Permitted Transferees, own more than two-sixths of the capital stock of JVCO, such Shareholder shall be entitled to designate three Managing Directors, as long as such Shareholder, and its Affiliates and Permitted Transferees, own more than one-sixth of the capital stock of JVCO, such Shareholder shall be entitled to designate two Managing Directors, and as long as any such Shareholder, and its Affiliates and Permitted Transferees, own either (x) at least 10% of the capital stock of JVCO (without rounding up as described above), or (y) the second largest percentage of capital stock of JVCO, such Party shall be entitled to designate one Managing Director. If either TENA USA or Amyris, and together with their respective Affiliates and Permitted Transferees, does not own either (I) at least 10% of the capital stock of JVCO (without rounding up as described above) or (II) the second largest percentage of capital stock of JVCO, such Shareholder shall not be entitled to designate any Managing Directors. Upon the written request of Amyris or TENA USA to appoint any Managing Director that it is entitled to designate pursuant to this Agreement, each of Amyris and TENA USA shall, and shall cause their Affiliates and Permitted Transferees to, vote, consent in writing and take or cause to be taken all other actions necessary to appoint such Managing Director.

(c)                If the aggregate ownership of the capital stock of JVCO by either TENA USA or Amyris and their respective Affiliates and Permitted Transferees at any time equals or exceeds five-sixths, then the other Shareholder shall promptly (and in any event within five Business Days) cause one of its designated Managing Directors to resign from the Management Board and the vacancy on the Management Board shall be filled by a fifth Managing Director designated by the Shareholder owning (together with its Affiliates and Permitted Transferees) five-sixths of the capital stock of JVCO. The same procedure shall apply if either TENA USA or Amyris and their respective Affiliates and Permitted Transferees is no longer entitled to designate a Managing Director pursuant to Section 3.02(b). Notwithstanding the foregoing, if a Shareholder that has been required to cause a Managing Director to resign from the Management Board pursuant to the procedure above increases its ownership of the capital stock of JVCO by it and its Affiliates and Permitted Transferees such that it is entitled to designate a Managing Director pursuant to Section 3.02(b) (or increases it such that it is entitled to Designate more than one Managing Director, as the case may be), then the other Shareholder shall promptly cause one (or more, as the case may be) Managing Directors to resign from the Management Board and the vacancy (or vacancies, as the case may be) on the

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Management Board shall be filled by a Managing Director designated by the Shareholder increasing its ownership of capital stock of JVCO.

(d)               Each Managing Director may consider the best interests of the Shareholder that appointed such Managing Director to the Management Board in making any determination as a Managing Director.

(e)                To the extent that the laws of the Netherlands do not provide otherwise, any Managing Director that becomes aware of any opportunity relevant to the Company (including opportunities in countries in which the Company is or is intended to be active), then such Managing Director shall be free to inform the Shareholder that appointed him of such opportunity and such Shareholder shall be free to proceed with such opportunity on its own with such opportunity at its sole cost, risk and expense, and it shall be under no obligation to notify, or otherwise offer to engage with, the Company, in respect of such opportunity.

(f)                Each Shareholder shall pay the reasonable out of pocket costs and expenses incurred by each Managing Director selected by such Shareholder in connection with attending the meetings of the Management Board and any committee thereof; provided, however, that JVCO shall pay the reasonable out of pocket costs and expenses incurred by each Managing Director in connection with attending any meetings of the Management Board and any committee thereof held in the Netherlands. Except as otherwise provided in the immediately preceding sentence or elsewhere in this Agreement, the Managing Directors shall not be compensated for their services as members of the Management Board.

(g)               TENA USA will indemnify and hold harmless Amyris from and against any tax consequences to Amyris that are caused by or result from the country of residence (other than the Netherlands) of any of the Managing Directors designated by TENA USA under this Section 3.02 (the “TENA Directors”), including any taxes due in the country of residence of any such TENA Directors if other than the Netherlands; provided, that such indemnity shall not be applicable to the extent any such tax consequences are caused by or result from any business that JVCO, Amyris or any of their respective Affiliates may conduct in, or any other contacts JVCO, Amyris or any of their respective Affiliates may have with, the country of residence of any such TENA Directors.

(h)               Amyris will indemnify and hold harmless TENA USA from and against any tax consequences to TENA USA that are caused by or result from the country of residence (other than the Netherlands) of any of the Managing Directors designated by Amyris under this Section 3.02 (the “Amyris Directors”), including any taxes due in the country of residence of any such Amyris Directors if other than the Netherlands; provided, that such indemnity shall not be applicable to the extent any such tax consequences are caused by or result from any business that JVCO, TENA USA or any of their respective Affiliates may conduct in, or any other contacts JVCO, TENA USA or any of their respective Affiliates may have with, the country of residence of any such Amyris Directors.

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Section 3.03.  Removal.

(a)                Upon the written request of Amyris or TENA USA to remove a Managing Director that it is entitled to designate pursuant to this Agreement or the Articles of Association (whether or not for Cause), the Shareholders shall, and shall cause their Affiliates and Permitted Transferees to, vote, consent in writing and take or cause to be taken all actions necessary to remove such Managing Director. Except pursuant to this Section 3.03, no Shareholder shall, and no Shareholder shall permit any of its Affiliates and Permitted Transferees, to, vote, consent in writing or take any other action to cause the removal without Cause of any Managing Director that such Shareholder (or its Affiliates and Permitted Transferees) did not designate pursuant to Section 3.02.

(b)               Notwithstanding the foregoing, each Shareholder hereby agrees that any Managing Director designated pursuant to this Agreement or the Articles of Association shall be removed for Cause upon the written request of another Shareholder and upon such other Shareholder establishing that Cause exists and the Shareholders shall vote, consent in writing and take, or cause to be taken, all actions necessary to remove such Managing Director.

(c)                Notwithstanding the foregoing, the removal of a Managing Director with or without Cause in no way eliminates, reduces or otherwise modifies the respective rights of Amyris and TENA USA pursuant to Section 3.02 and Section 3.04 and the Articles of Association to designate a replacement or successor or the respective obligations of the Shareholders pursuant to Section 3.04(b) or Section 3.05 with respect thereto.

Section 3.04.  Vacancies.

(a)                In the event that a vacancy is created on the Management Board at any time by reason of the death, disability, retirement, resignation or removal (with or without Cause) of any Managing Director, a replacement Managing Director to fill such vacancy shall be designated in accordance with the Articles of Association and Section 3.02.

(b)               Notwithstanding any other provision in this Agreement, any individual designated pursuant to this Section 3.04 by a Shareholder may not previously have been a Managing Director who was removed from the Management Board for Cause.

Section 3.05.  Covenant to Vote.

(a)                Each Shareholder shall (and shall cause its Affiliates and Permitted Transferees to) take all actions necessary (i) to call, or cause the appropriate Officers and Managing Directors of JVCO to call, a general meeting of Shareholders, and (ii) to vote all Shares controlled, owned or held beneficially or of record by such Shareholder (or its Affiliates and Permitted Transferees) at any such general meeting in favor of all actions, and shall (and shall cause its Affiliates and Permitted Transferees to) take all actions by

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written consent in lieu of any such meeting, in each case to effect the intent of this Article III, including the nomination and election of Managing Directors designated pursuant to this Article III.

(b)               Except as otherwise contemplated hereby, no Shareholder shall (or shall permit any of its Affiliates and Permitted Transferees to) enter into any agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares into a voting trust or other similar arrangement.

Section 3.06.  Lead Directors.

(a)                Each of TENA USA and Amyris shall designate one of their appointed Managing Directors to be a lead director representative with respect to such Shareholder (each, a “Lead Director”). Each Lead Director shall be a senior executive of Amyris or TENA USA, as applicable, and shall be required to spend an appropriate amount of time directly overseeing and supporting JVCO as set forth in Section 3.06(b). Either TENA USA or Amyris may designate another Managing Director as its Lead Director at any time or from time to time. If either TENA USA or Amyris is only entitled to designate one Managing Director pursuant to this Agreement, such Managing Director so designated shall be the Lead Director of such Shareholder.

(b)               Each Lead Director shall (i) coordinate with the other Managing Directors (if any) appointed by such Shareholder; (ii) be responsible for coordinating the requests from JVCO to the Shareholder appointing such Lead Director for resources that such Shareholder has agreed to provide pursuant to this Agreement, the Amyris License Agreement, and the TENA USA License Agreement; (iii) work with the other Lead Director and the Chief Executive Officer to resolve issues between Management Board meetings; and (iv) be the initial point of contact for JVCO information requests made by the Shareholder designating such Lead Director.

Section 3.07.  Auditors. The Parties agree that the outside auditors of JVCO shall be an independent accounting firm of internationally-recognized reputation (the “Auditors”).

Section 3.08.  Management Board Committees.

(a)                From time to time, the Management Board may designate one or more committees of Managing Directors, including, without limitation, the Audit Committee. Unless the Management Board otherwise determines by the unanimous vote of all Managing Directors: (a) each committee shall consist of at least two Managing Directors appointed by the Management Board; (b) Shareholders, together with their Affiliates and Permitted Transferees, owning thirty percent (30%) or more of the outstanding capital stock of JVCO are entitled to be represented on each such committee by their Managing Directors in proportion to the number of Managing Directors such Shareholder is entitled to designate to the Management Board as a percentage of the entire Management Board (with fractional amounts below one-half of the capital stock of JVCO

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that do not equal an increment of one Managing Director on any such committee being rounded up, and fractional amounts above one-half of the capital stock of JVCO that do not equal an increment of one Managing Director on any such committee being rounded down); and (c) no committee will have any authority to act for or on behalf of the Management Board or JVCO or to otherwise bind the Management Board or JVCO, but shall only be empowered to make recommendations to the Management Board; provided, however, that if Amyris or TENA USA are not entitled to be represented on a committee pursuant to subsection (b) above, so long as they are allocated a Managing Director pursuant to Section 3.02, they shall be entitled to appoint an observer on such committee, who shall be allowed to attend and participate in each meeting of such committee, and receive all information provided to the members of the committee, but shall not be allowed to vote at such meeting. Unless unanimously agreed by all of the Managing Directors serving on any committee, meetings of any committee shall be subject to the same notice, attendance, quorum and other procedural requirements as meetings of the Management Board as provided in Section 3.09. In the event that any committee is unable to resolve any recommendation on matters that it was appointed to consider, the committee shall refer such matters to the Management Board. The Management Board may designate one or more Managing Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee; provided, however, that, with respect to Managing Directors designated as alternates, only an Amyris Director may replace an absent or disqualified committee member that is an Amyris Director, and only a TENA USA Director may replace an absent or disqualified committee member that is a TENA USA Director.

(b)               At the request of any Shareholder, the Management Board shall designate an audit committee (the “Audit Committee”) in accordance with Section 3.09(a). Following its designation, regular meetings of the Audit Committee shall be held at least quarterly during each Fiscal Year. The purpose of the Audit Committee shall be, among other things, to: (i) review and recommend to the Management Board the selection and appointment of the Auditors; (ii) review and make recommendations to the Management Board regarding the internal audit functions of JVCO; (iii) review JVCO’s accounting systems; and (iv) review and recommend to the Management Board the Quarterly Financial Statements and Financial Statements, and material accounting principles and practices.

Section 3.09.  Action by the Management Board.

(a)                All actions of the Management Board, including, notwithstanding Article 14.1(b) of the Articles of Association to the contrary, any proposed action or representation to be undertaken by three (3) Managing Directors acting jointly, shall require the affirmative vote of at least a majority of the Managing Directors present or represented at a duly convened meeting of the Management Board at which a majority of the Managing Directors is present, or, in lieu of a meeting, by the unanimous written consent of the Management Board (“Board Approval”). Without limiting the foregoing, each Party shall not permit JVCO to make, take, enter, cause or permit to occur, commit to, authorize or approve any of the following without Board Approval:

(i)                 the approval and adoption of any Five Year Plan and the approval and adoption of any amendments to any approved Five Year Plan, or any material change to the

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nature, scope or scale of the business of JVCO or the manner in which the business, operations, or other activities of JVCO are conducted from those contemplated by an approved Five Year Plan;

(ii)               the hiring or dismissal of any Officer, subject to Section 3.12(a);

(iii)             subject to Section 3.10(b)(x), in the case of any Budget or any amendment to an approved Budget that increases the equity or debt funding requirements of JVCO, or Section 3.10(b)(xxi), in the case of any other Budget or amendment to an approved Budget, the approval and adoption of the Budget for any Fiscal Year and any amendments or deviations to an approved Budget, except for Permitted Deviations;

(iv)             subject to Article V, any (A) declaration or payment of any dividend or other distribution on or in respect of any Shares or the setting aside a sinking fund for such payment; (B) redemption, purchase or other acquisition of any Shares or other application of any assets of JVCO thereto; (C) change in dividend policy of JVCO; or (D) other distributions pursuant to Article V;

(v)               the appointment of and any change in the Auditors or legal counsel of JVCO;

(vi)             any approval, entry into, revocation or material change to or non-renewal of any insurance policies held by JVCO;

(vii)           the establishment of any committees of the Management Board;

(viii)         the granting to any Person of any license or sublicense (subject to the terms of the applicable license agreement) or any other grant of rights, including any right of enforcement or covenant not to sue, to or under any patents, know-how, trade secrets, copyrights or other intellectual property;

(ix)             the approval of any capital expenditures or acquisitions that would reasonably be expected to require additional funding (including pursuant to the Carry);

(x)               the determination of which Parties or Third Parties will conduct Manufacturing activities in whole or in part under a tolling agreement; and

(xi)             all other matters that expressly require Management Board approval pursuant to this Agreement, the Articles of Association or applicable law.

(b)               The Chief Executive Officer shall be responsible for setting the Management Board agenda prior to Management Board meetings (which agenda shall specify in reasonable detail the matters to be discussed at the applicable Management Board meeting and which shall be delivered to each Managing Director not later than five (5) Business Days before any regular meeting and concurrent with the applicable notice for any special meeting).

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(c)                Meetings of the Management Board shall be held at least once every six (6) months at such place and time as shall be determined by the Chief Executive Officer (who shall as reasonably feasible accommodate requests with respect to the locations of each alternate meeting as may be made by Amyris). At the start of each Fiscal Year, the Chief Executive Officer shall use commercially reasonable efforts to set the time and place for regular meetings of the Management Board for such Fiscal Year. Regular meetings of the Management Board shall be held upon not less than ten (10) Business Days’ prior notice in writing to each Managing Director; provided, however, that such notice may, as to a Managing Director, be waived in writing by such Managing Director.

(d)               Special meetings of the Management Board may be called by any two Managing Directors. Special meetings of the Management Board shall be held upon not less than five (5) Business Days’ prior notice in writing to each Managing Director, which notice shall state the purpose or purposes for which such special meeting is being called; provided, however, that such notice may, as to a Managing Director, be waived in writing by such Managing Director; and provided, further, that if the nature of the action to be taken is such that time is of the essence with respect to such action, such emergency special meeting may be held without such five (5) Business Days’ prior written notice if at least seventy-two (72) hours prior notice in writing has been given to each Managing Director, a good faith effort has been made to notify and consult with each Managing Director regarding such action, and a quorum exists for the taking of such action.

(e)                The Management Board shall use reasonable efforts to schedule regular and special meetings of the Management Board at such places and times based on the reasonable availability of the Managing Directors such that all Managing Directors may participate in all regular and special meetings of the Board.

(f)                At least four (4) of the Managing Directors then in office must be present or represented by another Managing Director at any meeting of the Management Board in order to constitute a quorum for the transaction of business at such meeting. A majority of the Managing Directors present or represented, whether or not a quorum is present, may adjourn any meeting to another time and place. In the event that a quorum is not constituted at a duly called meeting of the Management Board, such meeting shall be adjourned and postponed and notice of a second call for such meeting shall be sent to all Managing Directors setting forth a time and place for the reconvening of the original meeting that is not less than three (3) Business Days nor more than fifteen (15) days after the date initially set for such meeting. If a quorum is not present at such reconvened meeting, then such reconvened meeting shall be adjourned and postponed and notice of a third call for such meeting shall be sent to all Managing Directors setting forth a time and place for the reconvening of the original meeting that is not less than three (3) Business Days nor more than thirty (30) days after the date initially set for such meeting

Section 3.10.  Action by the Shareholders.

(a)                No Shareholder or group of Shareholders acting independently of the Management Board has the power to bind JVCO. A special meeting of the

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Shareholders may be called at any time by a majority of the Management Board, the Chief Executive Officer or by one or more Shareholders upon not less than ten Business Days’ prior written notice (which may be electronic) to each Shareholder, which notice shall state the purpose or purposes for which such special meeting is being called; provided, however, that such notice may, as to any Shareholder, be waived in writing by such Shareholder. No business may be transacted at such special meeting other than the business specified in the notice to the Shareholders. JVCO shall use reasonable efforts to schedule meetings of Shareholders at such places and times based on the reasonable availability of the Shareholders such that all Shareholders may participate in all meetings of Shareholders. At all meetings of Shareholders of JVCO, the holders of at least a majority of the Shares entitled to vote thereat, present in person or by proxy, will be required for and will constitute a quorum for the transaction of business; provided, however, that a quorum for any meeting at which the Shareholders will vote on any items requiring Shareholder Approval pursuant to Section 3.10(b), shall equal holders of at least two-thirds of the Shares entitled to vote thereat, present in person or by proxy. In the absence of a quorum, the holders of a majority of the Shares present at the meeting may only adjourn the meeting from time to time. At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the meeting as originally called. Notice of the adjourned meeting will be given to each Shareholder setting forth a time and place for the reconvening of the original meeting and observing a notice period of not less than ten Business Days. In the event of two consecutive duly called special meetings at which a quorum has not been established, the quorum at the next special meeting shall be the presence, in person or by proxy, of the holders of 50% or more of the Shares entitled to vote thereat.

(b)               JVCO shall not make, take, enter, cause or permit to occur, commit to, authorize, or approve any of the following, and each Party shall not permit JVCO to make, take, enter, cause or permit to occur, commit to, authorize, or approve any of the following without the affirmative vote of the holders of a majority of the outstanding Shares at a duly convened Shareholder meeting at which a quorum is present, or, in lieu of a meeting, by the unanimous written consent of all Shareholders (“Shareholder Approval”) (provided, however, that the Management Board shall submit for approval each of the below actions to the Shareholders, and take such actions to implement any such actions which are approved by the holders of a majority of the outstanding Shares pursuant to this subsection (b)):

(i)                 the incorporation, establishment or acquisition of any Subsidiary, in accordance with Section 3.13;

(ii)               the issuance, including the increase of any share premium, to any Person of any capital stock of JVCO, or of any Securities, warrants, options or rights in or to any capital stock of JVCO, including any Additional Capital, or the redemption, purchase or other acquisition of any capital stock or other securities of JVCO;

(iii)             the subscription for or acquisition of any shares of or any interest in any Person, or the creation of any Person of which it would be a stockholder, partner, member or similar participant, including in each case any subsidiary of JVCO;

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(iv)             any merger, consolidation, share exchange, amalgamation or similar business combination transaction with or into any other Person;

(v)               the increase or decrease of the authorized or issued number of Shares or the creation (by reclassification or otherwise) of any new class or series of capital stock of JVCO having rights, preferences or privileges senior to or on a parity with any outstanding series of Shares;

(vi)             in addition to the approval required pursuant to Section 7.09, any transaction between JVCO, on the one hand, and any Shareholder, any Affiliate of a Shareholder, or any officer, director, or employee of any Shareholder or its Affiliates, on the other hand;

(vii)           [reserved];

(viii)         any voluntary bankruptcy, consent to involuntary bankruptcy, dissolution, winding-up, merger, liquidation, sale of a portion or all of the assets (other than the sale of inventory in the ordinary course of business) of JVCO;

(ix)             the entry into any investment or contract by JVCO the performance of which will entail expenditures to be funded in the form of capital stock of JVCO or securities convertible into or exercisable or exchangeable for capital stock of JVCO;

(x)               any Budget or any amendment to an approved Budget that increases the equity or debt funding requirements of JVCO or any subsidiary of JVCO;

(xi)             the engaging in any business outside the scope of JVCO set forth in this Agreement;

(xii)           in addition to the approval required pursuant to Section 13.11, any modification, amendment or variation of the items listed in this Section 3.10(b);

(xiii)         the acquisition or disposition in any Fiscal Year of assets (including intellectual property) having a value in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xiv)         the extension of credit to any one customer or other debtor in an amount exceeding the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xv)           the incurrence or borrowing of any indebtedness or any lease transaction in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies, other than pursuant to the Carry;

(xvi)         the waiver or non-enforcement of any rights for an amount exceeding the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies that JVCO may have pursuant to any contracts or agreements, or in respect of any transactions;

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(xvii)       the initiation or settlement of any legal or arbitration proceedings or dispute with a value reasonably estimated to be in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xviii)     the granting of any Lien on a material portion or all of the assets or capital stock of JVCO, other than pursuant to the Carry;

(xix)         the entry into any investment or contract the performance of which will entail non-equity (including securities convertible into or exercisable or exchangeable for equity) financed expenditures in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xx)           in addition to the approval required pursuant to Section 13.11, any amendment to or waiver pursuant to this Agreement or the Articles of Association;

(xxi)         any approval of any Budget or amendment to an approved Budget and any variation which is not a Permitted Deviation; and

(xxii)       all other matters that expressly require Shareholder approval pursuant to this Agreement, the Articles of Association or applicable law.

Section 3.11.  Approval of Five Year Plan; Approval of Budget.

(a)                Promptly upon the request of a majority of the Shareholders, the Management Board shall adopt a template and statement of principles to be followed in connection with the preparation of an initial five year strategic business plan for JVCO. After the approval of such template and statement of principles, JVCO shall prepare an initial five year strategic business plan for JVCO (the “Five Year Plan”), which initial Five Year Plan shall be prepared in a manner consistent with such approved template and statement of principles. Within 90 days after the presentation of the Five Year Plan to the Management Board, the Management Board shall meet to consider adopting the initial Five Year Plan.

(b)               No later than September 15 of each Fiscal Year, the Officers shall submit to the Management Board a proposed budget for JVCO (including, as applicable, a capital expenditure budget and an operating budget) for the following Fiscal Year (a “Budget”), which Budget shall include the equity and debt funding requirements of JVCO in respect of such Fiscal Year. Within 60 days after the submission thereof, the Management Board shall meet to discuss such Budget and shall adopt such Budget, subject to Shareholder Approval. The adoption and approval of any Budget which includes equity and debt funding requirements for JVCO does not constitute the agreement or commitment by, or consent of, any Shareholder to provide, or to any other Shareholder or Third Party providing, the required equity or debt financing.

Section 3.12.  CEO and CFO.

(a)                The Management Board shall appoint from its members a Chief Executive Officer and a Chief Financial Officer. The Chief Executive Officer shall also

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be the chairperson of the Management Board. Without prejudice to the collective responsibility of the Management Board as a whole, the Chief Executive Officer and the Chief Financial Officer are charged with specific parts of the managerial tasks:

(i)                 Chief Executive Officer. The Chief Executive Officer of JVCO (the “Chief Executive Officer”) is primarily responsible for (a) preparing an agenda and chairing meetings of the Management Board, (b) ensuring that the Management Board functions and makes decisions in a collective manner, (c) ensuring that passed resolutions are in accordance with the strategy that should lead to the realization of the objectives of JVCO as referred to in Section 2.01, (d) supervising the implementation of passed resolutions and determining if further consultation with the Management Board on their implementation is required, (e) consulting on an ad hoc basis with members of the Management Board regarding their respective tasks, (f) the development and implementation of JVCO's strategy and objectives and (g) to affix the signature of JVCO to all deeds, contracts, agreements, conveyances, mortgages, guarantees, leases, licenses, obligations, bonds, certificates and other papers and instruments in writing that have been authorized by the Management Board or that, in the judgment of the Chief Executive Officer, should be executed on behalf of JVCO. The Chief Executive Officer shall be designated by the Management Board, subject to a veto right by TENA USA, provided that TENA USA holds at least 40% of the Shares at the time of the exercise of such veto right.

(ii)               Chief Financial Officer. The Chief Financial Officer of JVCO (the “Chief Financial Officer”) is primarily responsible for (a) formulating and communicating the JVCO’s financial strategy, (b) overseeing and ensuring the integrity of JVCO’s accounts, (c) the financial reporting of JVCO and (d) perform such other duties and have such other powers as are commonly incident to the office of Chief Financial Officer and of treasurer of JVCO, or as the Management Board may from time to time prescribe.

(iii)             Other Officers. The Management Board may appoint certain other key officers (together with the Chief Executive Officer and the Chief Financial Officer, collectively the “Officers”), including a chief technical officer, chief operating officer and chief marketing officer, to manage JVCO together with the Management Board. The duties, powers and responsibilities of each such other officer shall be as determined by the Management Board but may not be inconsistent with this Article III or superior to the duties, power and responsibilities of the Chief Executive Officer or the Chief Financial Officer.

(b)               The Officers shall conduct the day-to-day business of JVCO pursuant to such authority as may be delegated to each of them by the Management Board.

(c)                Subject to the Five Year Plan and each Budget, the Officers shall hire such other employees as they shall deem necessary to operate JVCO, either directly employed or on a seconded basis in accordance with Section 7.07.

(d)               Notwithstanding the foregoing, (i) the removal of any Officer with or without Cause in no way eliminates, reduces, or otherwise modifies the rights of TENA USA to veto a replacement or successor pursuant to this Section 3.12 and (ii) any Officer designated pursuant to this Section 3.12 may not previously have been an Officer

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who was removed for Cause. No Shareholder shall have any liability to JVCO or to any other Shareholder or their Affiliates for the actions of an Officer designated, recommended, approved or not vetoed by such Shareholder.

Section 3.13.  Subsidiaries. Subject to Section 3.10(b)(i) hereof, JVCO may form or acquire any corporation, partnership, limited liability company, joint venture or other legal entity (each a “Subsidiary”). If 100% of the stock or other equity interests of a Subsidiary is not held, directly or indirectly, by JVCO or other Subsidiaries of JVCO, the Parties will negotiate in good faith to amend this Agreement to address the governance of such new Subsidiary prior to such formation or acquisition.

Section 3.14.  Fiscal Year. JVCO’s fiscal year shall be from January 1st to December 31st (the “Fiscal Year”) of each year.

Article IV
JVCO FUNDING

Section 4.01.  Funding Principles.

(a)                The Parties acknowledge and agree that, subject to tax and legal requirements and conditions in the financial markets and in the markets for JVCO’s products, in order to maximize leverage for projects undertaken by JVCO, JVCO shall primarily seek to pursue debt from Third Parties that is non-recourse to the Shareholders to meet their ongoing funding requirements, and such Third Party debt may be senior to any debt incurred pursuant to Section 4.02 and Section 4.04 and may be secured by Liens on the assets of JVCO.

(b)               It is the intention of the Parties, subject to the governance provisions included herein and in the Articles of Association, that all funding requirements of JVCO, to the extent not available from Third Party debt financing sources pursuant to Section 4.01(a), shall be provided first by TENA USA as Carry pursuant to Section 4.02, second by Shareholders and their Affiliates as Shareholder loans pursuant to Section 4.04 (provided, however, that such financing provided as Carry or Shareholder loans shall not cause JVCO to have greater than a three to one debt to equity ratio), and third by Shareholders and their Affiliates as Additional Capital pursuant to Section 4.03 (and then by TENA USA (and its Affiliates) and Amyris (and its Affiliates) in proportion to their pro rata ownership of the capital stock of JVCO).

Section 4.02.  Carry by TENA USA.

(a)                At any time and from time to time prior to December 31, 2016, the Management Board, taking into consideration the funding principles set forth in Section 4.01, may cause JVCO to provide written notice (a “Carry Notice”) to TENA USA to procure one or more loans to JVCO (each, a “Carry”) of not more than $50,000,000 in the aggregate (the “Aggregate Carry Amount”); provided, however, that in any vote by the Management Board to approve a Carry Notice, and provided that the Management Board has taken into consideration the funding principles set forth in Section 4.01, the Managing Directors appointed by TENA USA shall (i) not vote against

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such approval and (ii) shall be deemed to be present at the meeting if they are not attending a duly convened Management Board meeting. The Carry Notice shall include the following information: (i) the amount of Carry to be loaned, (ii) a statement whether the Carry would be loaned in one tranche or in installments, and if in installments, the anticipated schedule and conditions of such installments, including milestones triggering payment, (iii) a certification by JVCO that the use of proceeds of the Carry is consistent with the limitation for the use of Carry in accordance with the last sentence of this Section 4.02(a) and (iv) a statement describing the use of proceeds for the Carry loan. A Carry may be provided after December 31, 2016 so long as the applicable Carry Notice was provided prior to December 31, 2016. Any Carry shall only be loaned to JVCO for purposes of (i) capital expenditures, (ii) acquisitions approved by the Management Board of Managing Directors per Section 3.09 for the purpose of making and selling activities undertaken by JVCO, and (iii) operating expenses and working capital needs of the Company.

(b)               Each Carry shall be a loan from TENA USA, an Affiliate of TENA USA, or a Third Party financial institution arranged and guaranteed in full by and with full recourse to TENA USA and having the terms set forth in subsection (c) (each, a “Carry Lender”) to JVCO. Each of the Carry Lender and JVCO shall negotiate in good faith definitive and customary documentation, reasonably satisfactory to the Carry Lender and Amyris (on behalf of JVCO), in respect of each Carry as promptly as practicable following delivery by JVCO of a Carry Notice and in any event within 90 days.

(c)                The material terms of the Carry shall be as follows: (i) the Carry Lender shall earn interest on the outstanding principal on the Carry at a rate of 10.0% per annum, computed on the basis of the actual number of days elapsed; (ii) all unpaid principal, together with any then unpaid and accrued interest, in respect of all Carry shall be due and payable on December 31, 2020, unless otherwise agreed by the Parties, whether or not there shall exist sufficient Free Cash Flow to enable JVCO to make any such payment; (iii) the principal and interest on the Carry shall be repaid in dollars by wire transfer of immediately available funds to the Carry Lender; and (iv) all Carry (including any Carry provided by a Third Party financial institution) shall be subordinated to any indebtedness with any Third Parties (other than any Carry provided by a Third Party financial institution) but shall rank senior to other Shareholder loans. A Carry may provide for a single advance or may permit JVCO to draw down such Carry through multiple borrowings over a period of time, but any amounts repaid under a Carry may not be reborrowed as Carry.

(d)               For so long as any Carry is outstanding, prior to making any distributions pursuant to Article V, JVCO shall use an amount equal to 70% of its Free Cash Flow, to repay the principal of, and interest accruing on, such Carry (with any such payments being applied first to the payment of interest).

(e)                Each Carry shall be secured by (i) a pledge by JVCO of all assets of JVCO (ii) several (and not joint) guarantees by each Shareholder (and, in the case of Amyris, its ultimate parent entity, if applicable) in proportion to such Shareholder’s pro rata ownership of JVCO, which guarantees shall additionally be secured by a pledge of

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the Shares beneficially owned, directly or indirectly, by such Shareholder (and its Affiliates and Permitted Transferees). The definitive documentation in respect of the pledges and guarantees contemplated by this Section 4.02(e) shall be in customary form, shall be reasonably satisfactory to the Carry Lender and Amyris (on behalf of JVCO) and shall be negotiated in good faith by the Parties as promptly as practicable following delivery by JVCO of a Carry Notice and in any event within 90 days. In the event the Carry Lender is TENA USA or an Affiliate of TENA USA, the Carry Lender shall have no obligation to enforce any such guarantee against TENA USA; provided, however, that if Amyris shall make any payment in respect of any Carry under its guarantee, TENA USA shall make, or shall be deemed to have made, a payment in respect of such Carry under its guarantee corresponding to its proportionate equity in JVCO. The guarantees contemplated by this Section 4.02(e) shall be proportionately adjusted in the event: (x) a Third Party becomes a Shareholder in JVCO and issues a pro rata guarantee pursuant to subsection (f), or (y) a Shareholder’s proportionate equity in JVCO is diluted or increased.

(f)                If JVCO issues or sells Shares to a Third Party, or recognizes the Transfer of any Shares by any Shareholder to a Third Party, and any portion of the Aggregate Carry Amount has not yet been borrowed by JVCO, TENA USA shall assign, and such Third Party shall accept the assignment of, the pro-rata portion of TENA USA’s obligation to provide the remaining unborrowed portion of the Aggregate Carry Amount that corresponds to the relative percentages of TENA USA (and its Affiliates) and such Third Party’s shares in JVCO (excluding the shares of Amyris). If JVCO issues or sells Shares to a Third Party, or recognizes the Transfer of any Shares by any Shareholder to a Third Party, and any Carry is outstanding, the Carry Lender shall assign, and such Third Party shall accept the assignment of, the pro-rata portion of the outstanding Carry that corresponds to the relative percentages of the Carry Lender (and its Affiliates) and such Third Party’s shares in JVCO (excluding the shares of Amyris), and such Third Party shall pay to the Carry Lender such pro-rata portion of any amounts outstanding under the Carry (including interest accrued) and no later than two Business Days after such issuance or sale of Shares and shall thereby become the Carry Lender with respect to such pro rata portion. Such Third Party shall also provide ultimate parent company guarantees and pledge its Shares as security for the repayment of its pro-rata portion (including the share of Amyris) of the Carry, in each case on substantially similar terms to those guarantees and pledges provided by the Shareholders.

Section 4.03.  Additional Capital Contributions by the Shareholders.

(a)                At any time after TENA USA has provided the Aggregate Carry Amount to JVCO, if the Management Board determines that JVCO requires additional capital for any reason or, prior to such a time, if the Management Board determines that JVCO requires additional capital and the use of proceeds of such additional capital does not meet the purpose requirements for a Carry contained in Section 4.02 (other than, in each case, to repay any outstanding Carry or Shareholder loans), and in each case the Third Party financing contemplated by Section 4.01(a) is not available or sufficient and sufficient Shareholder loans pursuant to Section 4.04 are not agreed with Shareholders or advisable due to applicable legal or tax constraints (such as minimum capital

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requirements and thin capitalization rules), and accordingly the Management Board determines to seek additional equity capital for JVCO from the Shareholders (in any such case, “Additional Capital”), then JVCO shall (i) request that the Shareholders approve the issuance of Additional Capital pursuant to Section 3.10(b)(ii) and (ii) take or cause to be taken all actions reasonably necessary to effect the raising of such Additional Capital.

(b)               If the Shareholders shall approve the issuance of Additional Capital pursuant to Section 3.10(b)(ii), then JVCO shall notify each Shareholder of the Additional Capital to be provided pursuant to this Section 4.03 by delivering a written notice to each Shareholder in accordance with Section 13.05 specifying the aggregate amount of Additional Capital required at such time, the entity seeking such Additional Capital, the amount of Additional Capital requested to be provided by such Shareholder, which shall be equal to the pro rata ownership of the capital stock of JVCO of such Shareholder and its Affiliates and Permitted Transferees, the price per Share for the Additional Capital (determined as set forth in Section 4.3(c) below), and the date on which such Additional Capital is due (which date shall be no less than 60 days following delivery of such notice) (the “Additional Capital Notice Period”).

(c)                The price per Share for the Additional Capital shall be (i) approved by the Management Board and (ii) agreed among the Parties purchasing such Additional Capital, or if such price cannot be so agreed, it shall be equal to the Share Price. For purposes of this Agreement, (i) “Share Price” means the Fair Value of JVCO divided by the total number of outstanding Shares (including in such case Shares that would be issuable upon conversion, exercise or exchange of all securities that are then convertible, exercisable or exchangeable into or for (whether directly or indirectly) Shares) as of the date of a determination of Fair Value; and (ii)  “Fair Value” of JVCO means the aggregate equity value of JVCO that a willing buyer would pay a willing seller in an arms’-length transaction to acquire JVCO, assuming that JVCO was being sold in a manner designed to maximize bids, when neither the buyer nor the seller was acting under compulsion and when both have reasonable knowledge of the relevant facts, without any control premiums or illiquidity or minority interest discounts. Amyris and TENA USA shall negotiate in good faith for a period of 20 days from the date of the event giving rise to the need for a determination of Fair Value to try to determine the Fair Value of JVCO. If Amyris and TENA USA are unable to reach a mutual determination of Fair Value within such 20-day period, each of Amyris and TENA USA shall promptly appoint (at its own expense) a qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank) with substantial experience in valuing companies with a size, organization, and assets similar to that of JVCO (each, an “Advisor”), and each such Advisor shall deliver a written opinion with supporting materials as to the Fair Value of JVCO (an “Advisor’s Report”) to each of Amyris and TENA USA concurrently within 20 Business Days of its appointment (the “Opinion Period”). If the Fair Value of JVCO determined by an Advisor is presented in such Advisor’s Report as a range of values, then the Fair Value of JVCO for purposes of such Advisor’s Report shall be deemed to be the arithmetic average of such range. If only one Advisor timely delivers its Advisor’s Report, the value determined by such Advisor shall be deemed to be the Fair Value of JVCO for purposes hereof. If both of the Advisors timely deliver an Advisor’s Report

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and if the difference between the Fair Values submitted by each Advisor equals 10% or less of the higher value, then the Fair Value of JVCO for purposes hereof shall be deemed to be the arithmetic average of the Fair Values submitted by such Advisors. If the difference between the two values is greater than 10% of the higher value, then Amyris and TENA USA shall negotiate in good faith for a period of 5 Business Days from the expiration of the Opinion Period to try to determine the Fair Value of JVCO. If, during such period, Amyris and TENA USA cannot agree on the Fair Value of JVCO, then they shall jointly select a third Advisor that has not been engaged by either of Amyris and TENA USA or their respective Affiliates in any capacity during the two-year period preceding such date, which third Advisor shall be required to choose only one of the two previously-submitted Fair Values and shall not be authorized to determine a new, third value. If Amyris and TENA USA cannot agree on the third Advisor, then their respective Advisors shall together be instructed to select as the third Advisor an Advisor that has not been engaged by either of Amyris and TENA USA or their respective Affiliates in any capacity during the two-year period preceding such date. Neither Amyris nor TENA USA (or any Affiliate or representative of either Amyris or TENA USA) shall communicate unilaterally with the third Advisor. The third Advisor will be instructed to deliver to Amyris and TENA USA concurrently, within 15 Business Days of its appointment, an Advisor’s Report selecting which of the two Fair Values submitted by the original two Advisors better approximates the Fair Value of JVCO. The value chosen by the third Advisor shall then be deemed to be the Fair Value of JVCO and will be non-appealable, final and binding on the Parties for purposes hereof. The Parties shall cooperate with each other and with the Advisors and shall provide all information reasonably requested by the Advisors in connection with their valuation. The Advisors shall, in determining the Fair Value of JVCO, consider all material information resulting from such diligence and access, subject to the definition of “Fair Value” set forth herein. Each of Amyris and TENA USA shall bear the fees and expenses of its Advisor, and they shall split equally the fees and expenses of the third Advisor. Each Party shall use its respective reasonable efforts to assist in the determination of the Fair Value of JVCO, including providing any information reasonably required for such purpose.

(d)               Promptly upon a contribution of Additional Capital pursuant to this Section 4.03, JVCO shall issue to each contributing Shareholder (or its designated Affiliate) that receives additional Shares pursuant to this Section 4.03 such additional Shares, Schedule 6.02 to this Agreement and the register of Shareholders of JVCO shall be amended to reflect the issuance of such additional Shares to reflect the name of the designated Affiliate holding such Shares.

Section 4.04.  Shareholder Loans. Subject to Section 4.02, the Shareholders (or any Affiliates thereof) may, but shall not be obligated to, make loans to JVCO, to the extent requested in writing by JVCO, if the material terms and conditions thereof are approved by the Management Board and the Shareholders. Such loans shall (i) be on terms acceptable to JVCO, and agreed to by the Management Board and the Shareholders; (ii) be made by a Shareholder in proportion to such Shareholder’s pro rata ownership of JVCO; (iii) rank pari passu with all other Shareholder loans (other than any Carry) and be made pursuant to identical contractual terms (including with respect to interest thereon) with each Shareholder; (iv) provide that drawdowns and, except as required pursuant to Section 9.01, repayments be simultaneous for all

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Shareholders (with the amount of a drawdown to be proportional to such Shareholders’ pro rata ownership of JVCO and the amount of a repayment to be proportional to the aggregate outstanding amount of Shareholder loans); and (v) be subordinated to any indebtedness with any Third Parties and to any Carry. With the exception of the Carry in Section 4.02, under no circumstances shall a Shareholder (or any Affiliate thereof) be obligated to make loans to JVCO.

Section 4.05.  Funding Defaults.

(a)                In the event of any (i) failure by Amyris or TENA USA, as applicable, to contribute its pro rata share of previously approved and committed Additional Capital to the extent required pursuant to Section 4.03, (ii) failure by Amyris or TENA USA, as applicable, to fund a drawdown of a Shareholder loan to the extent required pursuant to Section 4.04, or (iii) failure by TENA USA to fund a Carry to the extent required pursuant to Section 4.02, in each case which failure is not cured within five Business Days of the applicable required funding date (in each case a “Funding Default” and, the Shareholder whose failure to fund any such Additional Capital, Shareholder Loan or Carry, the “Defaulting Shareholder”), the other Shareholder (the “Non-Defaulting Shareholder”), at its sole option, may either: (A) if applicable, discontinue payments of, and no longer be obligated to make any drawdown or contribution of, such Shareholder loan or Additional Capital, and, to the fullest extent possible under applicable laws, immediately be repaid any and all amounts paid by the Non-Defaulting Shareholder that were unmatched by the Defaulting Shareholder, or (B) fund the amount of such Funding Default not paid by the Defaulting Shareholder to the Company, in the form of a loan from the Non-Defaulting Shareholder to JVCO (a “Funding Default Loan”), which Funding Default Loan shall bear interest at a rate equal to 10% per annum, shall have a payment term of three years and shall be convertible at the election of the Non-Defaulting Shareholder into Shares at any time after six months have elapsed from the date of funding such Funding Default Loan at a conversion price equal to 0.85 of the Share Price (the “Funding Default Loan”); provided, however, that if (x) the Funding Default Loan has not been converted after one year has elapsed from the date of funding such Funding Default Loan, and (y) the original principal under the Funding Default Loan was greater than $10,000,000, at any time after one year following the funding of such Funding Default Loan, the Non-Defaulting Shareholder shall have the right to purchase all (but not less than all) of the Shares held by the Defaulting Shareholder (and any of its Affiliates and Permitted Transferees) at the Fair Value of the Shares held by the Defaulting Shareholder (and its Affiliates and Permitted Transferees) (the “Default Purchase”); provided, further, however, that the Defaulting Shareholder can cure any such Funding Default prior to any exercise of conversion or purchase rights contemplated by this Section 4.05 by funding the amount of such Funding Default plus any interest accrued on the Funding Default Loan to JVCO (which JVCO will promptly then pay to the Non-Defaulting Party).

(b)               The closing of any Default Purchase shall take place at the principal executive offices of JVCO on the 30th day after the final determination of the Fair Value of the Shares held by the Defaulting Shareholder and its Affiliates and Permitted Transferees (which closing date may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any

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Competition Law in connection with such sale of Shares to the Non-Defaulting Party). At such closing (i) the Non-Defaulting Party shall deliver to the Defaulting Party the appropriate cash consideration by wire transfer of immediately available funds and (ii) the Defaulting Party shall transfer the Shares (which shall be free and clear of Liens, defects and other adverse interests (other than as provided for in this Agreement)) held by the Defaulting Party (and any of its Affiliates and Permitted Transferees) to the Non-Defaulting Party. Concurrent with the payment of the appropriate cash consideration, the Non-Defaulting Party shall, or shall cause JVCO to, repay in full all principal and accrued and unpaid interest on all Shareholder loans provided by the Defaulting Party (and any of its Affiliates and Permitted Transferees), and shall cause the several guarantees by the Defaulting Party (and, in the case of Amyris, its ultimate parent entity, if applicable) and any pledge of the Shares beneficially owned, directly or indirectly, by such Shareholder (and its Affiliates and Permitted Transferees) securing such guarantees to be released in full. Any transfer pursuant to this Section 4.05 shall be made without any representations, warranties, covenants or indemnities; provided, however, that the Defaulting Party shall be deemed to have represented that (i) the transfer has been duly authorized by it; (ii) it has the capacity, power and authority to transfer such Shares; and (iii) the Non-Defaulting Party shall obtain good and valid title to such Shares, free and clear of any Liens, defects and other adverse interests (other than as provided for in this Agreement). Notwithstanding anything to the contrary in this Agreement, a Transfer pursuant to this Section 4.05 shall not be subject to Article VI.

Section 4.06.   Participation Rights on Third Party Financing. (a) With respect to any proposed issuance to any Third Party of Shares or securities exchangeable or exercisable for or convertible into Shares (“Securities”) (other than any Non-Participation Issuance), JVCO shall offer to each Shareholder (other than any Shareholder that acquired Shares upon exercise of any options to subscribe for Shares issued pursuant to an option plan or other compensation arrangement) (each, an “Eligible Shareholder”), in lieu of the Third Party to whom such Securities are proposed to be issued, by written notice (the “Issuance Notice”) the right, for a period of 60 days following delivery of such Issuance Notice (the “Participation Exercise Period”), to subscribe for, at a subscription price per Security equal to the subscription price for which the Securities are proposed to be issued to such Third Party and otherwise upon the terms specified in the Issuance Notice, up to that number of Securities necessary to permit such Eligible Shareholder to maintain its pro rata ownership of JVCO (after giving effect to any Securities issued to JVCO) following such issuance (calculated on an as-converted basis) (“Pro Rata Share”) in accordance with paragraph (b) below. The Issuance Notice shall include the aggregate number and type of Securities to be issued, the price per Security and any other material terms of the proposed issuance to such Third Party; provided, however, if the subscription price at which JVCO proposes to issue, deliver or sell any Securities is to be paid with consideration other than cash, then the subscription price at which a Shareholder may acquire its portion of such Securities will be equal in value (as determined in good faith by the Management Board) but payable entirely in cash. Each Eligible Shareholder’s rights under this Section 4.06(a) shall terminate if not exercised within the Participation Exercise Period.

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(b)               Each Eligible Shareholder (or any Affiliate thereof) may accept JVCO’s offer as to the full number of Securities offered to it or any lesser number by written notice thereof delivered by such Eligible Shareholder to JVCO prior to the expiration of the Participation Exercise Period (an “Acceptance Notice”), in which event JVCO shall issue, and such Eligible Shareholder (or any Affiliate thereof) shall buy, upon the terms specified in the Issuance Notice, the number of Securities agreed to be purchased by such Eligible Shareholder (or any Affiliate thereof) on a date not later than 10 days (or longer if required by law) after the expiration of the Participation Exercise Period. In the event any purchase by an electing Eligible Shareholder (or any Affiliate thereof) is not consummated, other than as a result of the fault of JVCO, within the time period specified above, JVCO may issue the Securities subject to purchase by the defaulting Eligible Shareholder (or any Affiliate thereof) to any other Eligible Shareholder (or any Affiliate thereof) electing to purchase Securities pursuant to this Section 4.06. Any Securities not purchased by the Eligible Shareholders (or their Affiliates) may be issued by JVCO at any time prior to 90 days after the expiration of the Participation Exercise Period to the Third Party to which JVCO intended to issue such Securities on terms and conditions no less favorable to JVCO than the terms specified in the Issuance Notice. No issuance of Securities may be made to any Person unless such Person agrees in writing to be bound by the terms and conditions of this Agreement. JVCO shall not issue any Securities that have not been subscribed for within such 90-day period without again complying with this Section 4.06.

(c)                Promptly upon an issuance of Securities pursuant to this Section 4.06, JVCO shall issue to each Person that receives Securities pursuant to this Section 4.06 such Securities the register of Shareholders of JVCO shall be amended to reflect the issuance of such Securities and to reflect the name of such Person.

Article V
DISTRIBUTIONS

Section 5.01.  General. Except as otherwise provided in this Agreement, distributions prior to the dissolution of JVCO shall be made in accordance with this Article V and each Shareholder actually receiving amounts pursuant to a specific distribution by JVCO shall receive a pro rata share of each item of cash or property of which such distribution is constituted (based upon such Shareholder’s pro rata ownership of JVCO).

Section 5.02.  Distributions. At least once annually, the Management Board shall determine to what extent JVCO has Free Cash Flow. To the extent that the Management Board determines that JVCO has Free Cash Flow, the Management Board shall use an amount equal to 70% of such cash to repay any outstanding Carry in accordance with Section 4.02(d), and with respect to the remainder of such cash shall either (i) retain such cash in JVCO to meet current and anticipated needs and commitments (including the Budget, the Five Year Plan, capital expenditures, operating expenses, research and development expenses, tax liabilities and payments to Third Party creditors), along with a reserve for future costs, expenses, liabilities and obligations, or (ii) use such cash to repay or prepay any outstanding Shareholder loans other than any Carry or, in the event there are no outstanding Shareholder loans, distribute such cash to the Shareholders in accordance with Section 5.01. The allocation of such cash as between clause

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(i) and (ii) shall be subject to Board Approval; provided, that no cash allocated to clause (i) for any period shall be included in Free Cash Flow for any future period.

Section 5.03.  Tax Distributions.

[reserved]

Article VI
RESTRICTIONS ON TRANSFER and Share pledges

Section 6.01.  General. JVCO and each Shareholder agrees that it shall not, and shall not permit any of its respective Affiliates to, directly or indirectly (it being acknowledged that a change of control of a Shareholder shall not constitute an indirect Transfer of Shares for purposes of the Agreement and shall instead be addressed pursuant to Article IX), make, effect or otherwise consummate any Transfer of any Shares except in accordance with the terms and conditions of this Agreement. Each Shareholder shall pledge its Shares to the other Shareholder as security for the performance of its obligations under this Agreement.

Section 6.02.  New Shareholders. In the event that any Shares are validly Transferred pursuant to this Article VI, the register of Shareholders of JVCO shall be amended to reflect any changes in the ownership of Shares. If any Shares are validly Transferred pursuant to this Article VI to a Person who is not then a party to this Agreement, as a condition to any such Transfer and prior to the effectiveness of any such Transfer, such Person shall execute a joinder to this Agreement adding such Person as a party to this Agreement and binding such Person to the terms and conditions of this Agreement.

Section 6.03.  Recognition of Transfer. No Transfer of any Shares that is in violation of this Article VI shall be valid or effective, and neither JVCO nor any Shareholder shall recognize such invalid Transfer. Neither JVCO nor any Shareholder shall incur any liability as a result of refusing to make any distributions to the transferee of any such invalid Transfer.

Section 6.04.  Lock-up Period. During the Lock-up Period, no Transfer of Shares (other than transfers to Permitted Transferees in accordance with Section 6.07) shall be permitted in any circumstance.

Section 6.05.  Rights of First Refusal.

(a)                Rights of First Refusal Generally.

(i)                 Subject to the limitations of Section 6.05(f), if at any time following the expiration of the Lock-up Period, any Shareholder (the “Offering Shareholder”) receives a Bona Fide Offer that such Offering Shareholder wishes to accept (a “Transfer Offer”) from any Third Party (the “Offeror”) to purchase or otherwise acquire Shares then owned by the Offering Shareholder (together with any Tag-Along Shares in substitution for an equal portion of such Shares after the exercise of tag-along rights pursuant to Section 6.06, the “Transfer Shares”), the Offering Shareholder shall provide a written notice (the “Right of First Refusal Notice”) of such Transfer Offer (which shall contain a copy of the Bona Fide Offer) to JVCO and to each of the other Eligible Shareholders (the “Shareholder Offerees” and, together with

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JVCO, the “Transfer Offerees”). The Right of First Refusal Notice shall also contain an irrevocable offer by the Offering Shareholder to sell all, but not less than all (unless otherwise consented to by the Offering Shareholder), of the Transfer Shares to the Transfer Offerees (in the manner set forth below) at the same price, for the same form of consideration and upon terms and conditions that are no less favorable to the Transfer Offerees than the terms and conditions contained in the Transfer Offer and shall be accompanied by a copy of the Transfer Offer (which shall identify the Offeror, the Transfer Shares, the price contained in the Transfer Offer and all of the other terms and conditions of the Transfer Offer); provided, however, that (i) the Right of First Refusal Notice may be combined with a Tag-Along Notice and (ii) references herein to a Right of First Refusal Notice shall be deemed to include any such combined Tag-Along Notice/Right of First Refusal Notice.

(ii)               The Transfer Offerees shall have the right and option, within 30 Business Days after the date that the Right of First Refusal Notice is delivered to such Transfer Offerees (which 30-Business Day period, in the case of a combined Tag-Along Notice/Right of First Refusal Notice, shall run concurrently with the 30-Business Day period set forth in Section 6.06(a)(iii)), to irrevocably accept such offer (subject to the priorities and pro rata adjustments set forth below), in the aggregate, as to all, but not less than all (unless otherwise consented to by the Offering Shareholder), of the Transfer Shares. Each Transfer Offeree that desires to exercise such option shall provide the Offering Shareholder with written notice (specifying the number of Transfer Shares as to which each Transfer Offeree is accepting the offer) within such 30-Business Day period. Unless the Offering Shareholder shall have otherwise consented to the purchase of less than all of the Transfer Shares, no Transfer Offeree shall have the right to acquire such Transfer Shares unless all such Shares are being acquired by Transfer Offerees pursuant to the provisions of this Section 6.05.

(iii)             Notwithstanding anything to the contrary contained in this Section 6.05, there shall be no liability on the part of the Offering Shareholder to any Shareholder in the event that the sale of Transfer Shares contemplated by this Section 6.05 is not consummated for any reason whatsoever. Whether a sale of Transfer Shares contemplated by this Section 6.05 is effected by the Offering Shareholder is in the sole and absolute discretion of the Offering Shareholder.

(b)               Apportionment of Shares Among Eligible Shareholders in the Event of Over-Subscription. If the aggregate number of Transfer Shares as to which notices of acceptance that are provided by all Transfer Offerees exceeds the number of Transfer Shares, then the right to purchase the Transfer Shares shall be allocated (i) first, to JVCO and (ii) second, to the Shareholder Offerees with respect to any Transfer Shares as to which a notice of acceptance has not been provided by JVCO (the “Excess Transfer Shares”). Each Shareholder Offeree that provided a notice of acceptance shall be allocated the lesser of (A) the number of Transfer Shares that such Shareholder Offeree agreed to purchase and (B) the number of Transfer Shares equal to the full number of Excess Transfer Shares multiplied by a fraction (x) the numerator of which shall be the number of Shares held or deemed to be held by such Shareholder Offeree as of the date of the Right of First Refusal Notice (for the purpose of such calculation, a Shareholder Offeree shall be deemed to hold the number of Shares that would be issuable, as of the date of the Right of First Refusal Notice, to such Shareholder Offeree upon conversion,

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exercise or exchange of all securities then held by such Shareholder Offeree that are then convertible, exercisable or exchangeable (but excluding any unvested options) into or for (whether directly or indirectly) Shares), and (y) the denominator of which shall be the aggregate number of Shares (calculated as aforesaid) held or deemed to be held on such date by all Shareholder Offerees who accepted the offer contained in the Right of First Refusal Notice. After giving effect to the initial allocation of Excess Transfer Shares to Shareholder Offerees pursuant to the preceding sentence, the balance of the Excess Transfer Shares (if any) offered shall be reallocated among the Shareholder Offerees accepting the offer contained in the Right of First Refusal Notice in the same proportion as set forth in the preceding clause (B) (provided, however, that no Shareholder Offeree shall be obligated to purchase more than the number of Transfer Shares that such Shareholder Offeree initially agreed to purchase) in continuous reallocations until all such remaining shares have been reallocated fully among such Shareholder Offerees; provided, however, that all allocations referred to herein shall be determined in good faith by JVCO in accordance with the provisions of this Section 6.05(b) and any share amounts so determined shall be rounded to avoid fractional shares.

(c)                Apportionment of Shares Among Eligible Shareholders in the Event of Failure to Purchase. If any Transfer Shares are not purchased by a Shareholder Offeree (the “Defaulting Offeree”) that previously delivered a written notice of acceptance relating thereto and was allocated Transfer Shares in accordance with Section 6.05(b) (collectively, the “Transfer Default Shares”), such Transfer Default Shares may be purchased (i) first, by JVCO at its option and (ii) if JVCO declines to purchase such shares, by the other Shareholder Offerees purchasing Transfer Shares (the “Default Offerees”) allocated among such Default Offerees in proportion to the number of Transfer Shares otherwise being purchased by those of such Default Offerees who agree to purchase Transfer Default Shares; provided, however, that the provisions of this Section 6.05(c) shall not excuse the failure by any Defaulting Offeree to purchase Transfer Default Shares with respect to which it previously delivered a written notice of acceptance relating thereto and was allocated shares in accordance with Section 6.05(b); provided further, however, that all allocations referred to herein shall be determined in good faith by JVCO in accordance with the provisions of this Section 6.05(c) and any share amounts so determined shall be rounded to avoid fractional shares. The provisions of the last sentence of Section 6.05(a)(ii) shall apply if JVCO and the Default Offerees do not in the aggregate purchase all of the Transfer Default Shares.

(d)               Transfer Mechanics. The closing of the purchase of the Transfer Shares by the Transfer Offerees who have exercised the option pursuant to Section 6.05(a) shall take place at the principal executive offices of JVCO on the 30th day (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such purchase of Transfer Shares by the Transfer Offerees) after the expiration of the 30-Business Day period after the delivery of the Right of First Refusal Notice (or such other date as may be mutually agreed to by the parties to such transaction). At such closing, (i) each Transfer Offeree shall deliver to the Offering Shareholder (and to any holder of Tag-Along Shares that is selling together with the Offering Shareholder) the appropriate per share consideration and (ii) the Offering

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(e)                Shareholder (and any holder of Tag-Along Shares that is selling together with the Offering Shareholder) shall transfer the Transfer Shares (and the Tag-Along Shares) (which shall be free and clear of Liens, defects and other adverse interests (other than as provided for in this Agreement)) to the Transfer Offerees.

(f)                Transfers to Third Parties After JVCO and the Eligible Shareholders Decline Rights of First Refusal. If at the end of the 30-Business Day period following the delivery of the Right of First Refusal Notice, the Transfer Offerees shall not have collectively accepted the offer contained in such notice as to all Transfer Shares covered thereby (unless otherwise consented to by the Offering Shareholder), the Offering Shareholder shall have 30 days (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such sale of the Transfer Shares to the Offeror) in which to sell the Transfer Shares to the Offeror at a price not less than that contained in the Right of First Refusal Notice and on terms and conditions not more favorable to the Offeror than were contained in the Right of First Refusal Notice. No sale may be made to any Offeror unless such Offeror agrees in writing to be bound by the terms and conditions of this Agreement. Promptly after any sale pursuant to this Section 6.05(e), the Offering Shareholder shall notify JVCO of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms and conditions thereof as JVCO may reasonably request. If, at the end of such 30-day period (as such period may be extended as set forth above), the Offering Shareholder has not completed the sale of the Transfer Shares, then the Offering Shareholder and its Permitted Transferees shall no longer be permitted to sell such Shares pursuant to this Section 6.05(e) without again fully complying with the provisions of this Section 6.05, and all of the restrictions on Transfer contained in this Agreement shall again be in effect with respect to all such Person’s Shares, including the Transfer Shares. In addition, the Offering Shareholder and its Permitted Transferees shall not be entitled to give another Right of First Refusal Notice for a period of 180 days from the day its earlier Right of First Refusal Notice was delivered.

(g)               Exceptions to Rights of First Refusal. The provisions of this Section 6.05 shall not be applicable to any Transfer of Shares from any Shareholder to any Permitted Transferee, or from any Permitted Transferee of such Shareholder to such Shareholder; provided, however, that in any Transfer to a Permitted Transferee, such Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement.

Section 6.06.  Tag-Along Rights.

(a)                Tag-Along Rights Generally.

(i)                 Subject to the limitations of Section 6.06(e), if any Shareholder (the “Transferor”) proposes to Transfer any of its Shares to a Third Party (including any other Shareholder) (the “Buyer”), and such Transfer is not prohibited by Section 6.04, the Transferor Selling Person shall first offer to each of the other Shareholders (the “Tag-Along Offerees”) to include, at the option of each Tag-Along Offeree, in the Transfer to the Buyer, such number of

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Shares (collectively, the “Tag-Along Shares”) as shall be determined in accordance with this Section 6.06; provided, that with respect to any such Transfer that is also governed by Section 6.05, the Shareholders having a right of first refusal under Section 6.05 shall have first been or shall concurrently be afforded the opportunity to acquire such Shares in accordance with the provisions of Section 6.05.

(ii)               Upon the receipt by the Transferor of a Bona Fide Offer from a Buyer to purchase or otherwise acquire Shares then owned by the Transferor (other than a Transfer that, pursuant to Section 6.06(e), would not be subject to the provisions of Section 6.06) that such Transferor desires to accept, such Transferor shall provide written notice (the “Tag-Along Notice”) of such Buyer’s offer (which shall contain a copy of the Bona Fide Offer) to JVCO and each of the Tag-Along Offerees. The Tag-Along Notice must contain an offer by the Buyer to purchase or otherwise acquire Tag-Along Shares from the Tag-Along Offerees according to the terms and conditions of this Section 6.06 and at the same price, for the same form of consideration and upon terms and conditions that are no less favorable to the Tag-Along Offerees than the terms and conditions contained in the Buyer’s offer and shall be accompanied by a copy of the Buyer’s offer (which shall identify the Buyer, the Shares proposed to be Transferred by the Transferor, the price contained in the Buyer’s offer and all of the other terms and conditions of the Buyer’s offer); provided, however, that (1) the Tag-Along Notice may be combined with a Right of First Refusal Notice and (2) references herein to a Tag-Along Notice shall be deemed to include any such combined Tag-Along Notice/Right of First Refusal Notice.

(iii)             At any time within 30 Business Days after its receipt of the Tag-Along Notice (which 30-Business Day period, in the case of a combined Tag-Along Notice/Right of First Refusal Notice, shall run concurrently with the 30-Business Day period set forth in Section 6.05(a)(ii)), each of the Tag-Along Offerees may irrevocably accept the Buyer’s offer included in the Tag-Along Notice for up to such number of Tag-Along Shares as is determined in accordance with the provisions of this Section 6.06 by furnishing written notice of such acceptance to the Transferor and the Buyer. Such written notice of acceptance must be accompanied by a limited power-of-attorney authorizing the Transferor to sell or otherwise dispose of such shares pursuant to the terms and conditions set forth in the Tag-Along Notice and the terms and conditions of this Section 6.06.

(iv)             Notwithstanding anything to the contrary contained in this Section 6.06, there shall be no liability on the part of the Transferor to any Shareholder in the event that the sale of Shares to the Buyer contemplated by this Section 6.06 is not consummated for any reason whatsoever. Whether a sale of Shares to the Buyer contemplated pursuant to this Section 6.06 is effected is in the sole and absolute discretion of the Transferor.

(b)               Allocation of Tag-Along Shares. Each Tag-Along Offeree shall have the right to sell pursuant to the Buyer’s offer a number of Tag-Along Shares up to (i) the total number of Shares to be acquired by the Buyer as set forth in the Tag-Along Notice (or such higher number of Shares as the Buyer may agree to) multiplied by (ii) a fraction (x) the numerator of which shall be the number of Shares held or deemed to be held by such Tag-Along Offeree as of the date of the Tag-Along Notice (for the purpose of such calculation, a Tag-Along Offeree shall be deemed to hold the number of Shares that would be issuable, as of the date of the Tag-Along Notice, to such Tag-Along Offeree

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upon conversion, exercise or exchange of all securities then held by such Tag-Along Offeree that are then convertible, exercisable or exchangeable (but excluding any unvested options) into or for (whether directly or indirectly) Shares), and (y) the denominator of which shall be the aggregate number of Shares (calculated as aforesaid) held or deemed to be held on such date by all Shareholders; provided, however, that all allocations referred to herein shall be determined in good faith by JVCO in accordance with the provisions of this Section 6.06(b) and any share amounts so determined shall be rounded to avoid fractional shares.

(c)                Transfer Mechanics. The purchase from the Tag-Along Offerees pursuant to this Section 6.06 shall be on the same terms and conditions, including any representations, warranties, covenants and indemnities, the per share price (which shall be paid by wire transfer of immediately available funds, unless otherwise specified in the Tag-Along Notice) and the date of sale or other disposition (provided, however, that if a right of first refusal has been exercised such date shall be determined by Section 6.05(d)), as are received by the Transferor and stated in the Tag-Along Notice. As promptly as practicable (but in no event later than one Business Day) after the consummation of the sale or other disposition of Shares of the Transferor and Tag-Along Shares of the Tag-Along Offerees to the Buyer (including a sale to a Transfer Offeree or Transfer Offerees pursuant to Section 6.05), the Transferor shall (i) notify the Tag-Along Offerees thereof; (ii) remit to each Tag-Along Offeree who accepted the Buyer’s offer in accordance with the provisions of this Section 6.06 the total sales price of the Tag-Along Shares of such Tag-Along Offeree sold or otherwise disposed of pursuant thereto; and (iii) furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms and conditions thereof as may be reasonably requested by the Tag-Along Offerees.

(d)               Transfers After Shareholders Decline Tag-Along Rights. If within 30 Business Days after the delivery of the Tag-Along Notice any Tag-Along Offeree has not accepted the offer contained in the Tag-Along Notice, then such Tag-Along Offeree will be deemed to have waived any and all rights with respect to the sale or other disposition of Tag-Along Shares described in the Tag-Along Notice and the Transferor shall have 30 days (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such sale of Shares to the Buyer) in which to sell or otherwise dispose of the Shares described in the Buyer’s offer on terms and conditions not more favorable to the Transferor than were set forth in the Tag-Along Notice. If, at the end of such 30-day period (as such period may be extended as set forth above), the Transferor has not completed the sale or other disposition of Shares of the Transferor and Tag-Along Shares of any Tag-Along Offeree in accordance with the terms and conditions of the Buyer’s offer all of the restrictions on Transfer contained in this Agreement with respect to Shares owned by the Transferor shall again be in effect.

(e)                Exceptions to Tag-Along Rights. The provisions of this Section 6.06 shall not be applicable to any Transfer of Shares from any Shareholder to any Permitted Transferee, or from any Permitted Transferee of such Shareholder to such Shareholder; provided, however, that in any Transfer to a Permitted Transferee, such

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Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement.

Section 6.07.  Permitted Transferees. Notwithstanding the restrictions in this Article VI but subject to Section 6.01, Section 6.02 and Section 6.03, a Shareholder shall be permitted to Transfer all or any portion of its Shares to an Affiliate of such Shareholder (a “Permitted Transferee”); provided, however, that (a) the transferring Shareholder delivers to the Management Board 20 days’ prior written notice of a proposed Transfer specifying the Shares to be Transferred and the identity of the proposed transferee, together with such documentation as the Management Board may reasonably require in order to demonstrate that the proposed transferee qualifies as such Shareholder’s Permitted Transferee, (b) such Affiliate shall execute a statement in writing and reasonably acceptable to JVCO whereby such Affiliate expressly agrees to become a party to this Agreement, and (c) if such Affiliate ceases at any time after any such Transfer to be an Affiliate of the transferring Shareholder, all Shares previously Transferred to such Affiliate shall be required to be promptly Transferred back to the transferring Shareholder. No Transfer of Shares to a Permitted Transferee shall release the assigning Shareholder from liability for the obligations of such Shareholder and its Permitted Transferee pursuant to this Agreement, unless otherwise agreed by all of the Shareholders. Notwithstanding anything to the contrary in this Agreement, a Transfer pursuant to this Section 6.07 shall not be subject to either Section 6.05 or Section 6.06.

Section 6.08.  Registration Rights. In the event JVCO agrees to include any Shares (including any securities issued in exchange for any Shares) held by any Shareholder in any registration statement to be filed by JVCO with the United States Securities and Exchange Commission, or any similar document to be filed with any other securities exchange or regulatory authority in connection with any public offering of Shares (including any securities issued in exchange for any Shares), JVCO shall afford all Eligible Shareholders an equal right and opportunity to include their Shares (including any securities issued in exchange for any Shares) in such registration statement or similar filing, and any cut-backs or similar restriction on the ability to include such Shares (including any securities issued in exchange for any Shares) shall be applied to the Eligible Shareholders on a pro rata basis in proportion, as nearly as practicable, to the respective amounts of Shares (including any securities issued in exchange for any Shares) then held by all such Eligible Shareholders.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01.  Information to be Provided to Shareholders.

(a)                JVCO will prepare and deliver to each Shareholder: (i) Quarterly Financial Statements as soon as practicable after the end of each fiscal quarter but in any event within 45 days after such fiscal quarter; (ii) Financial Statements that are audited by the Auditors as soon as practicable after the end of each Fiscal Year but in any event within 90 days after the end of each Fiscal Year; (iii) as soon as available, but in any event no later than September 15 of each year, the proposed Budget for the following Fiscal Year, and promptly following the adoption thereof by the Management Board, the Budget for such Fiscal Year as adopted by the Management Board; (v) after the adoption

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of the Initial Five Year Plan, no later than January 31 of each year, a new Five Year Plan in respect of the next five Fiscal Years; and (vi) promptly following any amendment to any item contemplated by clauses (i) through (v), each such amendment. Upon request by any Shareholder, JVCO shall also provide such Shareholder and such Shareholder’s auditors with such additional financial or other information as it may reasonably require to timely comply with its financial and other reporting and certification requirements pursuant to applicable law, audit and listing requirements. To the extent practicable, such Shareholder requesting such additional financial or other information shall use commercially reasonable efforts to provide such requests for additional information to JVCO sufficiently in advance of the required delivery date so as to allow JVCO to incorporate such requests into its standard record keeping practices (which shall include record keeping in compliance with the Accounting Standards) and to minimize the incurrence of additional expenses for JVCO with respect thereto. JVCO will also promptly provide to each Shareholder copies of all final reports (including management representation letters, list of adjustments not booked, management comment letters and the like) delivered by the Auditors. JVCO shall make available such books, records, files, data and information of JVCO as reasonably requested by such Shareholder for such Shareholder and such Shareholder’s auditors to (i) enable Shareholder to prepare its books, quarterly and annual consolidated financial statements and other public reports, including certifications, as required pursuant to applicable law and listing requirements and (ii) if applicable, to verify that JVCO has established and maintains a sufficient system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the United States Securities Exchange Act of 1934, as amended) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934, as amended), including information technology general controls, in order to ensure timely and accurate financial statement inputs, and for such Shareholder’s auditors to perform their audits and quarterly reviews of the books of account and records of JVCO as a consolidated Subsidiary of such Shareholder.

(b)               JVCO will promptly notify in writing each Shareholder of the occurrence of any material breaches or defaults pursuant to contracts and the occurrence of material litigation and the occurrence of any other event that, in the good faith determination of the CEO, is reasonably likely to have a material adverse impact on JVCO. JVCO will also furnish or cause to be furnished to each Shareholder, promptly after the sending or filing thereof, copies of all reports that JVCO sends to any of its creditors, and copies of all tax returns that JVCO files with any taxing authority.

Section 7.02.  Access to Information. Subject to Section 7.03, JVCO will permit representatives of each Shareholder, upon reasonable advance notice and at such Shareholder’s sole costs and expense, to (a) obtain from JVCO all documents and other information in the possession or control of JVCO as may reasonably be requested, (b) visit and inspect the properties of JVCO, (c) discuss the business, affairs, finances and accounts of JVCO with officers of JVCO, and (d) have access to the books, records, properties, facilities and employees of JVCO, in each case, in order to (i) monitor its investment in JVCO, (ii) exercise its rights pursuant to this Agreement and (iii) confirm the satisfaction of JVCO with its covenants and obligations hereunder; provided, however, that any such access or furnishing of information shall

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be conducted during normal business hours, under the reasonable supervision of JVCO’s employees and in such a manner as not to unreasonably interfere with the normal business operations of JVCO.

Section 7.03.  Confidential Information.

(a)                Except as provided herein or as otherwise agreed in writing, each Party (i) shall, and shall cause its Affiliates, officers, directors, employees, attorneys, accountants, auditors and agents (collectively “Representatives”) to, maintain in the strictest confidence any and all confidential or proprietary information relating to another Party that is not available to the general public and that is obtained pursuant to this Agreement, including such information about properties, employees, finances, businesses and operations of such other Party, and all notes, extracts, summaries, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the recipient or its Representatives and that contain, reflect or are based upon, in whole or in part, any confidential or proprietary information (collectively, the “Confidential Information”); and (ii) shall not use or disclose, and shall cause its Representatives not to use or disclose, any Confidential Information, except (A) as expressly permitted by the disclosing Party, as expressly permitted in this Agreement, or to the extent that a disclosure is required pursuant to applicable stock exchange rules or applicable law, regulation, or governmental or regulatory order (and in which event the Party making such disclosure or whose Representatives are making such disclosure shall so notify the disclosing Party as promptly as practicable (and, if practicable, prior to making such disclosure), shall disclose only such information as it is required to disclose pursuant to such stock exchange rules, law, regulation, or governmental or regulatory order, and, in connection with filings with a stock exchange or governmental or regulatory entity, shall cooperate with the other Party and use commercially reasonable efforts to seek confidential treatment for proprietary confidential technical information as well as confidential customer-specific pricing information), or (B) to the extent that the receiving Party has the right to use or disclose such information under the Collaboration Agreement, Amyris License Agreement, or TENA USA License Agreement.

(b)               Notwithstanding Section 7.03(a), any Party may provide, or require JVCO to provide, Confidential Information to a prospective purchaser of all or a portion of such Party’s Shares, or to a prospective provider of equity or debt financing for such Party or its Affiliates or to a prospective party to a change of control of such Party in connection with reasonable due diligence by such Person; provided, however, that (i) prior to any such disclosure, such prospective purchaser shall execute a confidentiality agreement that contains provisions at least as protective for the Parties as the provisions set forth in Section 7.03(a); (ii) such disclosure, to the extent that it requires an inspection of the books of account or other business records of JVCO, occurs during normal business hours and does not unreasonably interfere with the normal business operations of JVCO; and (iii) JVCO, in its sole discretion, may refuse to disclose any highly sensitive Confidential Information or any Confidential Information subject to attorney-client privilege or similar protection.

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(c)                Notwithstanding Section 7.03(a), any receiving Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Representatives; provided, however, that each such Representative agrees to keep such Confidential Information confidential in the manner set forth in Section 7.03(a);

(d)               Section 7.03(a) shall not apply to, and Confidential Information shall not include:

(i)                 any information that is or has become generally available to the public other than as a result of a disclosure by a receiving Party or any Representative thereof in breach of any of the provisions of this Section 7.03;

(ii)               any information that the receiving Party can demonstrate by written evidence was independently developed by a receiving Party or any Representative thereof without reference to any Confidential Information of another Party; or

(iii)             any information made available to

(iv)             a receiving Party or any Representative thereof on a non-confidential basis by any Third Party who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(e)                Except as otherwise provided for in this Section 7.03, Confidential Information shall be used and disclosed by each Party and its Affiliates solely in connection with such Party’s investment in JVCO or to conduct activities on behalf of JVCO pursuant to this Agreement, the Amyris License Agreement, or the TENA USA License Agreement.

(f)                The obligations of each Party pursuant to this Section 7.03 shall survive for as long as such Party remains a Shareholder or otherwise a Party to this Agreement and for three years thereafter (provided, however, that with regard to any R&D Activities and/or Inventions (each, as defined in the Collaboration Agreement), such obligations shall survive for the term of the Collaboration Agreement and two years thereafter). Amyris and TENA USA acknowledge that the expiration of their obligations under this Section 7.03 are without limitation of their respective confidentiality obligations under the Collaboration Agreement. Amyris and JVCO acknowledge that the expiration of their obligations under this Section 7.03 are without limitation of their and their Representatives’ respective confidentiality obligations under the Amyris License Agreement. In the event of a conflict between this Section 7.03 and Section 9 of the Collaboration Agreement with respect to R&D Activities or Biofene Development Project (both as defined in the Collaboration Agreement), the Collaboration Agreement shall control. In the event of a conflict between this Section 7.03 and the Amyris License Agreement, the Amyris License Agreement shall control.

Section 7.04.  Compliance with Laws.

(a)                Anti-Corruption Laws. The Parties and their respective Affiliates, employees, agents, representatives, and subcontractors (collectively, “Associates”) are fully aware of, and undertake to respect the principles enshrined in, the pertinent

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international and regional conventions on combating corruption and to ensure compliance with the anti-corruption laws applicable (mainly French law, the UK Anti Bribery Act and the United States Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78 et seq.), collectively referred to herein as the “Reference Laws”) to the activities of the Parties under this Agreement and the activities to be developed by JVCO (collectively, the “Activities”). JVCO shall not, directly or indirectly, take any action in violation of the Reference Laws or any other applicable anti-corruption, recordkeeping and internal controls law (collectively, the “Anti-Corruption Laws”). The Shareholders covenant and agree that they shall instruct the management of JVCO to adopt, implement and comply with, within 15 days after the creation of JVCO, a compliance program for the prevention of corruption that will address, among the topics, the retention of agents and will comply with the principles established in the US Federal Guidelines for Sentencing of Organizations and the UK Ministry of Justice Guidelines for Compliance Programs. In furtherance of the foregoing, each of the Parties and their respective Associates have not and will not commit, and have no information, reason to believe, or knowledge of anyone else having committed or intending to commit, any violation of any Anti-Corruption Law, or any act or omission which could cause any of the Shareholders or JVCO to be in violation of any Anti-Corruption Law, with respect to any of the Activities. In carrying out their responsibilities under this Agreement, each of the Parties and their respective Associates shall not pay, offer or promise to pay, or authorize any payment or offer of money or anything of value, directly or indirectly, to any government official, a political party or party official, or any candidate for political office for the purpose of influencing any act or decision of such person in his or her official capacity, inducing them to do or omit to do any act in violation of his or her lawful duty, obtaining any improper advantage, or inducing such person to use his or her influence improperly to affect or influence any act or decision, or otherwise give or accept a financial or other advantage to any person to induce or reward improper performance by such person of such person’s relevant function or activity (as such concepts are defined in applicable Anti-Corruption Laws). Each of the Parties shall ensure that all of its respective Associates are informed of, and comply with, the obligations under and restrictions contained in this Section 7.04(a).

(b)               Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties are subject to prior compliance with export regulations applicable to each Party and such other related laws and regulations as may be applicable to each Party, and to obtaining all necessary approvals required by the applicable government entity. Each Party shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide assistance to the other Parties as reasonably necessary to obtain any required approvals.

(c)                Governmental Matters. To the extent, if any, that a Party concludes in good faith that in accordance with applicable laws and regulations it is required to file or register this Agreement or a notification thereof with any governmental entity, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to

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the activities or inquires of any such governmental entity relating to this Agreement and shall cooperate to respond to any request for further information therefrom at the expense of the requesting Party.

(d)               Health, Safety and Environmental. The Shareholders are sensitive to the implementation by JVCO of health, safety and environmental (“HSE”) standards consistent with their own HSE policies and with the requirements of the Shareholders from their Affiliates regarding HSE matters. JVCO, specifically the Management Board, is solely responsible for taking all actions necessary for creating, implementing, monitoring, auditing and improving its HSE standards. Local plant condition, differing regulatory requirements and other national, regional and local variations among production facilities make it essential for safety standards to be determined by local personnel who understand the uniquely local circumstances, but based always on JVCO’s commitment to best practices in matters of employee health and safety. The creation and implementation of any HSE standard by JVCO shall be approved by the Management Board. No Shareholder or Managing Director designated by a Shareholder shall have any liability to JVCO or to any other Shareholder or their Affiliates for the actions of JVCO or the Management Board in connection with creating, implementing, monitoring, auditing or improving their respective HSE standards.

(e)               Protection of Personal Data. Each Party undertakes (i) to comply with any applicable legal provisions relating to personal data protection, and (ii) to take adequate confidentiality and security measures to ensure that data is kept safe and, in particular, to prevent data from being altered, corrupted or to prevent unauthorized third parties from accessing the data. JVCO shall conduct its activities in compliance with any applicable legal provisions relating to personal data protection.

Section 7.05.      Other Covenants.

(a)                Non-Solicitation. From and after the date of this Agreement, each Party shall not (i) solicit, directly or indirectly, any employee of any other Party or of any of its respective Affiliates who is directly involved in the business, operations or activities related to JVCO; or (ii) induce or attempt to induce, directly or indirectly, any such employee to leave the employ of such other Party or of any of its respective Affiliates; provided, however, that a Party shall not be precluded from hiring any such employee of such other Party or its Affiliates (A) if such employee contacts such Party or any of its Affiliates on his or her own initiative (including if such employee sends an unsolicited job application to such Party or any of its Affiliates), or (B) if such employee responds to a general solicitation of employment placed by such Party or any of its Affiliates, or their respective recruiters and other agents, by way of general public announcements (including in newspapers, trade journals, the internet or any similar media) that are not specifically directed at any employee covered by this Section 7.05(a); provided further, however, that no such event described in clause (A) or (B) shall be considered a breach of this Section 7.05(a).

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(b)               Insurance Policies. JVCO shall procure and maintain in effect policies of insurance with respect to its employees, properties and business in accordance with good industry practice.

(c)                Inventions and Information Agreements. Unless otherwise determined by the Parties, JVCO shall require all employees, and shall require, in the case of clause (i), and shall use commercially reasonable means to require, in the case of clauses (ii), (iii) and (iv), all contractors and consultants that are not employees of Amyris or TENA USA or any of their respective Affiliates, now or hereafter employed or otherwise engaged by JVCO to enter into an agreement (i) requiring each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, to protect and keep confidential all of the confidential information, intellectual property used, licensed or owned by, and trade secrets used, licensed or owned by, any of JVCO and its Affiliates, TENA USA and its Affiliates or Amyris and its Affiliates, (ii) subject to applicable law, prohibiting each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, from competing with JVCO during and for a reasonable time after their employment or other engagement with JVCO, (iii) prohibiting each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, during and for a reasonable time after the end of its employment or other engagement with JVCO from soliciting the employees, contractors and consultants of JVCO, and (iv) requiring each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, to assign all ownership rights in his or her work product, including any intellectual property rights with respect thereto to JVCO, or to Amyris or TENA USA, as the case may be, to the maximum extent permitted by applicable law. JVCO shall enforce any such agreement against any such employee, contractor or consultant at the request of TENA USA as it relates to TENA USA or its Affiliates or any of their respective businesses, intellectual property rights or technologies, and JVCO shall enforce any such agreement against any such employee, contractor or consultant at the request of Amyris as it relates to Amyris or its Affiliates or any of their respective businesses, intellectual property rights or technologies.

(d)               Books and Records; Audits. JVCO will prepare and maintain separate books of accounts for JVCO that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of JVCO in accordance with the Accounting Standards consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with the minutes of proceedings of the Management Board and a certified copy of this Agreement and of the Articles of Association, shall at all times be maintained at the principal place of business of JVCO and shall be open to inspection and examination at reasonable times by each Shareholder and its duly authorized representatives for any purpose reasonably related to such Shareholder’s interest in JVCO. JVCO will prepare its consolidated unaudited and audited financial statements in accordance with the Accounting Standards and shall implement and maintain such appropriate systems, controls and procedures as are necessary to convert the financial information into that required by the Accounting

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Standards. JVCO shall (i) keep accurate books and records and ensure that all payments on behalf of JVCO to Third Parties are supported by written invoices, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions on behalf of JVCO are conducted in accordance with applicable law (including the U.S. Sarbanes-Oxley Act) and that assets owned by JVCO are appropriately recorded. The books of account and the records of JVCO shall be audited as of the end of each Fiscal Year by the Auditors. Any Shareholder shall have the right to have a private audit of JVCO’s books and records conducted at reasonable times and after reasonable advance notice to JVCO for any purpose reasonably related to such Shareholder’s interest in JVCO. Any such private audit shall be at the expense of the Shareholder desiring it, and it shall not be paid for out of JVCO funds. No Shareholder shall have the right to have a private audit of JVCO books and records conducted more than once in any Fiscal Year.

Section 7.06.  Services Agreements. A Shareholder may from time to time provide services, including as information technology, tax, accounting and other services, to JVCO pursuant to a written agreement between the Shareholder and JVCO (each, a “Services Agreement”).

Section 7.07.  Secondment. Employees of a Shareholder may from time to time be seconded to JVCO pursuant to a written agreement between the Shareholder and JVCO (each, a “Secondment Agreement”).

Section 7.08.  Liabilities. Notwithstanding anything to the contrary in this Agreement, all liabilities and obligations of each Shareholder to JVCO or any Third Party, if any, shall be several and not joint.

Section 7.09.  Transactions Between JVCO and the Shareholders or their Affiliates. In addition to the approval required pursuant to Section 3.10(b)(vi), no material transaction between JVCO, on the one hand, and any Shareholder or its Affiliates or any Amyris Associated Entity, on the other hand (including the entry into any Services Agreement, Secondment Agreement, or any termination thereof), shall be entered into or conducted, and no material terms thereof shall be changed, modified, waived or amended, unless (i) a copy of the proposed written contract or any such proposed material change or waiver to it are disclosed to the Management Board reasonably in advance, (ii) upon the prior written request of any Managing Director, JVCO has provided the Management Board with information reasonably demonstrating that such written contract or any such proposed material change or waiver is not less favorable to JVCO than those that might be obtained at the time from a Person who is not a Shareholder or any of its Affiliates in an arm’s length transaction, and (iii) it receives Board Approval.

Section 7.10 Enforcement of Rights by JVCO Against the Shareholders or their Affiliates. Any legal remedy of JVCO in respect of any transaction between JVCO, on the one hand, and either Amyris or TENA USA or their respective Affiliates or any Amyris Associated Entity, on the other hand, shall be pursued on behalf of JVCO by: (1) TENA USA, at its sole cost and expense, in the event of a claim by or on behalf of JVCO against Amyris, its Affiliates or any Amyris Associated Entity or (2) Amyris, at its sole cost and expense, in the event of a claim by or on behalf of JVCO against TENA USA or any of its Affiliates, and JVCO hereby

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grants an irrevocable power of attorney (with full power of substitution) to Amyris (in the event of a claim by or on behalf of JVCO against TENA USA or any of its Affiliates), and to TENA USA (in the event of a claim by or on behalf of JVCO against Amyris, its Affiliates or any Amyris Associated Entity), to pursue any such legal remedy on behalf of JVCO and in JVCO’s name or otherwise.

Article VIII
Right to Acquire Brazil JET Business ASSETS

Section 8.01.  Exercise of Right. Subject to the terms and conditions set forth herein, Amyris hereby grants JVCO the right to acquire the Brazil Jet Business Assets for the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable. In order to exercise this right, JVCO must first deliver written notice to Amyris, no later than March 1, 2018, that JVCO wishes to commence the valuation process in preparation of exercising its option to acquire the Brazil Jet Business Assets. If JVCO does not provide such timely written notice, then JVCO’s right hereunder shall terminate.

If JVCO provides such timely written notice, then Amyris and JVCO will, within sixty (60) days of JVCO’s written notice, determine the (i) composition of the Brazil Jet Business Assets and (ii) the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable. During this period, Amyris agrees to provide JVCO with complete and accurate information to allow JVCO to understand the Brazil Jet Business Assets and to calculate the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable. In addition, Amyris shall provide JVCO and its respective advisors with reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Brazil Jet Business as they may reasonably request to accomplish such determinations.

If JVCO wishes to acquire the Brazil Jet Business Assets, JVCO shall, within thirty (30) days of the determination of the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable, (together, the “Option Price”) pursuant to this Section 8.01 or Section 8.03, provide Amyris written notice of its exercise of this right (the “Option Exercise Notice”).

Section 8.02.  Execution of Acquisition Transaction. Within sixty (60) days following the delivery of the Option Exercise Notice, JVCO shall purchase the Brazil Jet Business Assets from Amyris. At Amyris’ election, either:

(x) TENA USA shall contribute to JVCO an amount of readily available cash equal to its pro rata share (based on its pro rata ownership of JVCO immediately preceding the transaction) of the Option Price (the “Cash Option Amount”) and shall receive a number of Shares equal to the Cash Option Amount divided by the Share Price, and JVCO will pay Amyris the Cash Option Amount, in readily available cash, and issue such number of Shares to Amyris as is necessary for Amyris to maintain its pro rata share ownership of JVCO immediately preceding the transaction, after taking into account the issuance of Shares to TENA USA in connection with the transaction; or

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(y) TENA USA shall contribute to JVCO an amount of readily available cash equal to the Option Price and shall receive a number of Shares equal to the Option Price divided by the Share Price, and JVCO will pay Amyris the Option Price in readily available cash.

Such purchase shall be effected by such documents as, in the mutual agreement of JVCO and Amyris, are necessary or appropriate to convey the Brazil Jet Business Assets; provided, that Amyris shall be required to provide customary representations or warranties agreed to by the parties for this kind of transaction including basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding nature of the sale documentation by Amyris, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject.

If the Brazil Jet Business Assets are being acquired by JVCO hereunder, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such transfer of the Brazil Jet Business Assets to JVCO, including, without limitation, using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, the Parties shall, when required in order to effect such transfer of the Brazil Jet Business Assets to JVCO, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law.

Section 8.03.  Dispute over Acquisition Price.

(a)                Dispute over Ground Floor Price Calculation.

If Amyris and JVCO are unable to agree upon the Ground Floor Price within sixty (60) days of JVCO’s timely written notice to acquire the Brazil Jet Business Assets, then either Amyris or JVCO may submit all matters that remain in dispute with respect to the determination of the Ground Floor Price to a mutually agreed independent qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank) with substantial experience in valuing assets similar to that of the Brazil Jet Business Assets (an “Appraiser”) or a “Big Four” accounting firm (such Appraiser or accounting firm, the “Independent Accounting Firm”). Within sixty (60) days after such firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the Parties, of the appropriate amount of each disputed item submitted to the Independent Accounting Firm.

With respect to each disputed item, such determination, if not in accordance with the position of either Amyris or JVCO, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by them with respect to such disputed item. The cost of the Independent Accounting Firm’s review and determination shall be borne in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each (as determined by

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the Independent Accounting Firm) bears to the total amount of disputed items submitted to the Independent Accounting Firm.

During the review by the Independent Accounting Firm, Amyris and its accountants will make available to the Independent Accounting Firm such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Subsection (a); provided, however, that the external auditors of Amyris shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such auditors’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors.

(b)               Dispute over Brazil Jet Commercialization Assets Fair Market Value. If Amyris and JVCO are unable to reach a mutual determination of the Brazil Jet Commercialization Assets Fair Market Value within sixty (60) days of JVCO’s timely written notice to acquire the Brazil Jet Business Assets, then each of Amyris and JVCO shall promptly engage (at its own expense) an Appraiser, and each such Appraiser shall deliver a written opinion as to its determination of the Brazil Jet Commercialization Assets Fair Market Value (each, an “Appraiser’s Report”) to each of Amyris and JVCO concurrently within twenty (20) Business Days of its engagement (the “Report Period”).

If the Brazil Jet Commercialization Assets Fair Market Value determined by an Appraiser is presented in such Appraiser’s Report as a range of values, then the Brazil Jet Commercialization Assets Fair Market Value for purposes of such Appraiser’s Report shall be deemed to be the arithmetic average of such range. If only one Appraiser timely delivers its Appraiser’s Report, the value determined by such Appraiser shall be deemed to be the Brazil Jet Commercialization Assets Fair Market Value for purposes hereof. If both of the Appraisers timely deliver an Appraiser’s Report and if the difference between the values submitted by each Appraiser equals 10% or less of the higher value, then the Brazil Jet Commercialization Assets Fair Market Value for purposes hereof shall be deemed to be the arithmetic average of the values submitted by such Appraisers. If the difference between the two values is greater than 10% of the higher value, then Amyris and JVCO shall negotiate in good faith for a period of five Business Days from the expiration of the Report Period to try to determine the Brazil Jet Commercialization Assets Fair Market Value.

If, during such period, Amyris and JVCO cannot agree on the Brazil Jet Commercialization Assets Fair Market Value, then they shall jointly select a third Appraiser that has not been engaged by either Amyris or any of its Affiliates or TENA USA or any of its Affiliates (but only with respect to matters involving the New Energies business of TENA USA’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six (6) months preceding such date. Such third Appraiser shall be required to choose only one of the two previously-submitted values as the Brazil Jet Commercialization Assets Fair Market Value and shall not be authorized to determine a new, third value. If Amyris and JVCO cannot agree on the third Appraiser, then their respective Appraisers shall together be instructed to select as the third Appraiser an Appraiser that has not been engaged by either Amyris or any of its Affiliates or TENA USA or any of its Affiliates (but only with respect to matters involving the New Energies business of TENA USA’s ultimate

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parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six (6) month period preceding such date.

Neither Amyris nor JVCO (or any Affiliate or representative of either Amyris or JVCO) shall communicate unilaterally with the third Appraiser. The third Appraiser will be instructed to deliver to Amyris and JVCO concurrently, within fifteen (15) Business Days of its engagement, an Appraiser’s Report selecting which of the two values submitted by the original two Appraiser s better approximates the Brazil Jet Commercialization Assets Fair Market Value. The value chosen by the third Appraiser shall then be deemed to be the Brazil Jet Commercialization Assets Fair Market Value and will be non-appealable, final and binding on the parties for purposes hereof. Amyris and JVCO covenant to provide the Appraisers with complete and accurate information to allow the Appraisers to accurately and independently estimate the Brazil Jet Commercialization Assets Fair Market Value. The Appraisers shall, in determining the Brazil Jet Commercialization Assets Fair Market Value, consider all material information resulting from such diligence and access, subject to the definition of “Brazil Jet Commercialization Assets Fair Market Value” set forth herein. Each of Amyris and JVCO shall bear the fees and expenses of its Appraiser, and they shall split equally the fees and expenses of the third Appraiser. Each party shall use its respective reasonable efforts to assist in the determination of the Brazil Jet Commercialization Assets Fair Market Value, including providing any information reasonably required for such purpose.

Article IX
AMYRIS CHANGE OF CONTROL

Section 9.01.  Change of Control Option.

(a)                In the event of an Amyris Change of Control (Amyris (together with its Affiliates), the “COC Party” and the Shareholder (together with its Affiliates) not undergoing the change of control, the “Non-COC Party”), the Non-COC Party shall have the right, exercisable during the period beginning on the date of the first public announcement of a transaction that, if consummated, would result in an Amyris Change of Control and ending on the 60th day thereafter, to purchase, contingent on the consummation of such Amyris Change of Control, all Shares held by the COC Party (and any of its Affiliates and Permitted Transferees) at the Fair Value of such Shares.

(b)               The closing of the transaction contemplated by Section 9.01(a) shall take place at the principal executive offices of JVCO on the later to occur of (x) the consummation of such Amyris Change of Control and (y) the 30th day after the final determination of the Fair Value of the Shares held by the COC Party (and any of its Affiliates and Permitted Transferees) (which closing date may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such sale of Shares to the Non-COC Party). At such closing, (i) the Non-COC Party shall deliver to the COC Party the appropriate cash consideration by wire transfer of immediately available funds and (ii) the COC-Party shall transfer the Shares (which shall be free and clear of Liens, defects and other adverse interests (other than as provided for in this Agreement)) held by the COC Party (and any of its Affiliates and Permitted Transferees) to the Non-COC Party.

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Concurrent with the payment of the appropriate cash consideration, the Non-COC Party shall, or shall cause JVCO to, repay in full all principal and accrued and unpaid interest on all Shareholder loans provided by the COC Party (and any of its Affiliates and Permitted Transferees), and shall cause the several guarantees by the COC Party (and its ultimate parent entity, if applicable) and any pledge of the Shares beneficially owned, directly or indirectly, by such COC Party (and its Affiliates and Permitted Transferees) securing such guarantees to be released in full. Any transfer pursuant to this Section 9.01 shall be made without any representations, warranties, covenants or indemnities; provided, however, that the COC Party shall be deemed to have represented that (i) the transfer has been duly authorized by it; (ii) it has the capacity, power and authority to transfer such Shares; and (iii) the Non-COC Party shall obtain good and valid title to such Shares, free and clear of any Liens, defects and other adverse interests (other than as provided for in this Agreement).

Section 9.02.  Certain Consequences of an Amyris Change of Control. In addition to the rights provided to TENA USA pursuant to Section 9.01, (a) upon the public announcement of a transaction approved by the Amyris board of directors that, if consummated, would result in an Amyris Change of Control, all of TENA USA’s obligations pursuant to Section 4.02 shall be suspended, provided, however, that if such announced change of control transaction is terminated, such suspended obligations will resume promptly following such termination; (b) upon the consummation of an Amyris Change of Control of Amyris, all of TENA USA’s obligations pursuant to Section 4.02 shall be immediately terminated; and (c) if the Amyris Change of Control also (i) constitutes an F-1 Change of Control (as defined in the Collaboration Agreement) or (ii) does not receive the approval of at least two-thirds of the members of the board of directors of Amyris, then any amounts owed by JVCO to TENA USA (including any Carry or loans by TENA USA or any of its Affiliates) shall become immediately due and payable by JVCO.

Section 9.03.  Exemption from Transfer Restrictions. Notwithstanding anything to the contrary in this Agreement, a Transfer pursuant to this Article IX shall not be subject to Article VI.

Article X
REPRESENTATIONS AND WARRANTIES

Section 10.01.                      Representations and Warranties of the Shareholders. TENA USA and Amyris each severally and not jointly hereby makes the following representations and warranties to JVCO as of the date hereof:

(a)                Organization. It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its

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business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the agreements contemplated by this Agreement and to own its Shares.

(b)               Authorization and Enforceability. All corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement (other than any documents related to Carry), and the performance of all obligations hereunder and thereunder, have been taken. This Agreement has been duly executed and delivered by it and (assuming due authorization, execution and delivery by the other Parties signatory hereto) this Agreement constitutes, valid and legally binding obligations of it and its Affiliates, if applicable, enforceable against it and its Affiliates, if applicable, in accordance with their respective terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                No Conflict. The execution, delivery and performance of this Agreement (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby, (i) do not require the consent of any third party; (ii) do not conflict with, result in a breach of, or constitute a default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; and (iii) do not violate in any material respect any provision of applicable law or any order, injunction, judgment or decree of any government entity by which it may be bound, or require any regulatory filings or other actions to comply with the requirements of applicable law, except to the extent that it is required to file any notification pursuant to applicable Competition Laws. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement.

(d)               No Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

(e)                Absence of Claims and Violations. There is no action, suit, proceeding or investigation pending or threatened against it which questions the validity of this Agreement or the agreements contemplated by this Agreement. It is not in violation of any applicable law in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on its business or the ownership of its properties, and it shall undertake its obligations hereunder in accordance in all material respects with applicable law.

(f)                The representations and warranties of each Party in this Section 10.01 shall survive for a period of 24 months following the date hereof.

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Section 10.02.                      Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its shareholders, directors, officers, employees, representatives, Affiliates, agents, contractors and their respective directors, officers and employees (collectively the “Indemnified Party”), from and against all Claims made against or suffered by any Indemnified Party that arise from any misrepresentation, breach of warranty or non-fulfillment of any covenant, undertaking or agreement on the part of the Indemnifying Party in connection with this Agreement.

Article XI
TERM OF AGREEMENT

Section 11.01.  Duration. This Agreement shall continue in full force and effect without limit in time until the earlier of:

(a)                the Parties agreeing in writing to terminate it;

(b)               the date on which all of the Shares, to the extent remaining in issue, are owned by one Shareholder; and

(c)                an effective unanimous written resolution of Shareholders is passed or a binding judicial order of a court of competent jurisdiction is made for the winding-up of JVCO,

provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares, save for Articles I (Definitions), VIII (Right to Acquire Brazil Jet Business Assets), and XI (Term of Agreement) and Sections 7.03 (Confidential Information), 7.05(a) (Non-Solicitation), 7.05(c) (Inventions and Information Agreements), 7.08 (Liabilities), 7.10 (Enforcement of Rights by JVCO Against the Shareholders or their Affiliates), 10.02 (Indemnification), 13.01 (Conflict), and 13.04 (Expenses) through 13.17 (Cumulative Rights), which shall continue in force after termination generally or in relation to any such Shareholder.

Section 11.02 Effects of Termination. Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions that shall not have been observed or performed by the relevant Party prior to such termination.

Article XII
TAX MATTERS

Section 12.01.                      [reserved]

Article XIII
GENERAL PROVISIONS

Section 13.01.                      Conflict. In the event that any provision of this Agreement conflicts with or is inconsistent with any provision of the Articles of Association, to the extent permitted by applicable law, the terms of this Agreement shall control and prevail in all respects over the Articles of Association, and each Shareholder shall, and shall cause its Affiliates to, vote all Shares now or hereafter controlled, owned or held beneficially or of record thereby, at each

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annual or extraordinary general meeting of Shareholders of JVCO, in favor of, and take all actions by written resolution in lieu of any such meeting, and take all other reasonable actions, as are necessary to ensure that at all times the Articles of Association do not impair, limit, restrict, prevent, or otherwise adversely affect any provision of this Agreement.

Section 13.02.                      Further Action. Each Party shall, and shall cause its Affiliates to, (i) vote or cause to be voted all Shares now or hereafter controlled, owned or held beneficially or of record by them, at each annual or extraordinary general meeting of Shareholders of JVCO, in favor of, and take all actions by written resolution in lieu of any such meeting, and cause its directors to vote for and take all actions by written resolution (or replace such directors with designees who will vote for and take all action by written consent), to effect the matters contemplated by this Agreement and shall waive all right to object to or dissent with respect to, or otherwise prevent, the foregoing; and (ii) execute and deliver such instruments, documents and other papers, give such written assurances, give such written consents (including any that may be required under the Articles of Association and do, or cause to be done, all things otherwise necessary, proper or advisable under applicable law, and otherwise cooperate with each other, in each case as may be required or reasonably requested by any other Party in order to cause, evidence, reflect, consummate and make effective any and all of the matters contemplated by this Agreement.

Section 13.03.                      Indemnities.

(a)                The Articles of Association shall at all times provide that to the maximum extent permitted by applicable law, JVCO shall indemnify, defend and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, charge, lawsuit, litigation or other similar formal legal proceeding brought by or before any governmental entity, arbitrator, mediator or other tribunal, whether civil, criminal, administrative or investigative (an “Action”) (other than a claim, action, charge, lawsuit, litigation or other similar formal legal proceeding by or in the right of JVCO), by reason of the fact that he or she is or was a Managing Director or Officer of JVCO (any such person, a “Covered Person”), against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Action (“Losses”) if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of JVCO, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of JVCO, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)               The Articles of Association shall at all times provide that to the maximum extent permitted by applicable law, JVCO shall indemnify, defend and hold harmless any Covered Person who was or is a party or is threatened to be made a party to

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any threatened, pending or completed Action by or in the right of JVCO to procure a judgment in its favor by reason of the fact that he or she is or was a Managing Director or Officer of JVCO, against all Losses if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of JVCO; provided, however, that no such indemnification shall be made in respect of any Action as to which such person shall have been adjudged to be liable to JVCO except, and then only to the extent that, the court in which such Action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnification for such Losses that such court shall deem proper.

(c)                The Articles of Association shall at all times provide that to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Action referred to in Section 13.03(a) or Section 13.03(b), he or she shall be indemnified, defended and held harmless against all Losses incurred by him or her in connection therewith to the maximum extent permitted by applicable law.

(d)               Fees and expenses (including attorneys’ fees and investigation costs) incurred by a Covered Person in defending an Action shall be paid by JVCO in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by JVCO. Fees and expenses (including attorneys’ fees and investigation costs) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Management Board deems appropriate.

(e)                Subject to applicable law, at the request of a Covered Person, JVCO will promptly enter into an indemnification agreement with such Covered Person on customary terms and conditions covering such Covered Person.

(f)                The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13.03 shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled pursuant to applicable law, agreement, determination of the Management Board or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g)               The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13.03 shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a Managing Director or Officer of JVCO and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 13.04.                      Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

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Section 13.05.                      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (i) upon delivery in person or by pre-paid internally-recognized overnight or second-day courier service, or (ii) by fax (with a written or electronic confirmation of delivery), in each case to the respective Parties at the following addresses and fax numbers (or at such other address or fax number for a Party as shall be specified in a notice given in accordance with this Section 13.05). Notices, requests, claims, demands and other communications hereunder are deemed delivered when actually delivered to, or delivery is refused at, the applicable address.

(a) if to TENA USA to:

TOTAL ENERGIES NOUVELLES ACTIVITES USA
24, cours Michelet
92800 Courbevoie
France
Attn: President
Fax. No.:

with a copy (which shall not constitute notice) to:

Legal Department
Total Energies Nouvelles
24, cours Michelet
92800 Courbevoie
France
Attn: Department Head
Fax. No.:

(b) if to Amyris to:

Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
United States of America
Attn:
Fax. No.: General Counsel

(c) if to JVCO (with a copy (which shall not constitute notice) to each of TENA USA and Amyris) to:

Total Amyris BioSolutions B.V.
Debussylaan 24
1082 MD Amsterdam
The Netherlands

Section 13.06.                      Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions

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contemplated by this Agreement, or otherwise communicate with respect thereto, with the public or any news media without the prior written consent of each Shareholder, other than as required by applicable law or regulation. The Parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 13.07.                      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent permitted by law. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner.

Section 13.08.                      Entire Agreement. This Agreement, together with the Amyris License Agreement and the Collaboration Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. No warranty, representation, inducement, promise, understanding or condition not set forth or referred to in this Agreement has been made or relied upon by any Party with respect to the subject matter of this Agreement.

Section 13.09.                      Assignment. This Agreement may not be assigned without the express written consent of each Shareholder; provided, however, that any Shareholder may assign its rights and obligations pursuant to this Agreement to any of its Affiliates, and shall assign its rights and obligations pursuant to this Agreement to any Permitted Transferee in connection with any Transfer of Shares to such Permitted Transferee, without the written consent of the other Shareholders (so long as the assignor remains primarily liable for the obligations so assigned and such assignment does not act as a novation thereof).

Section 13.10.                      Third Party Beneficiaries. Except with respect to the rights granted to Covered Persons pursuant to Section 13.03, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (including any employee or prospective employee of the Shareholders or of JVCO) any legal or equitable right, benefit or remedy of any nature whatsoever pursuant to or by reason of this Agreement. Notwithstanding the foregoing, it is agreed that the Covered Persons are intended third party beneficiaries of Section 13.03 of this Agreement and shall have the right to enforce Section 13.03 of this Agreement as if a party hereto.

Section 13.11.                      Amendment and Waiver.

(a)                This Agreement may not be amended except by an instrument in writing signed by, or on behalf of, JVCO and each Shareholder.

(b)               Any Party may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document

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delivered by any other Party pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of any other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Any extension of time or other indulgence granted to a Party hereunder shall not otherwise alter or affect any power, remedy or right of any other Party or the obligations of the Party to whom such extension or indulgence is granted.

Section 13.12.                      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to provisions related to conflicts of laws.

Section 13.13.                      Dispute Resolution.

(a)                General. Except for a dispute related to the inability to agree on the Option Price leading to the application of Section 8.03, any dispute, controversy or claim (a “Dispute”) arising out of or relating to this Agreement or the Articles of Association (including the application, interpretation or any alleged breach hereunder or thereunder) will be resolved in accordance with the procedures specified in this Section 13.13. The Parties intend that these provisions will be valid, binding, enforceable, irrevocable and will survive any termination of this Agreement and shall be the sole and exclusive set of procedures for the resolution of any Dispute.

(b)               Escalation.

(i)                 If there is a Dispute, such Dispute shall be referred to the Lead Directors of Amyris and TENA USA for further discussion and resolution. The Lead Directors shall as soon as practicable meet and attempt in good faith to resolve the Dispute and reach agreement on behalf of the Parties. The Lead Directors may obtain the advice of other employees or consultants as they deem necessary or advisable in connection with such good faith efforts. If the Lead Directors cannot reach agreement as to any matter referred to it pursuant to this Section 13.13(b) within thirty (30) days, the Dispute shall be referred to the Executive Officers pursuant to clause (b)(ii).

(ii)               Except as provided in Section 13.13(d), the Executive Officers shall attempt in good faith to resolve any Dispute referred to it pursuant to Section 13.13(b)(i) within twenty (20) days after such referral by meeting (either in person or by video teleconference, unless otherwise mutually agreed by the Parties) at a mutually acceptable time, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within 20 days after such referral, either Party shall have the right to initiate arbitration pursuant to Section 13.13(c) for purposes of having the Dispute and any related Disputes resolved. If an Executive Officer intends to be accompanied at a meeting by an attorney, the other Executive Officer shall be given at least two Business Days’ notice of such intention and may also be

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accompanied by an attorney. All negotiations conducted pursuant to this Section 13.13(b), and all documents and information exchanged by the Parties in furtherance of such negotiations, (i) are the Confidential Information of the Parties, (ii) shall be treated as evidence of compromise and settlement for purposes of the United States Federal Rules of Evidence and any other applicable state or national rules of evidence or procedure, and (iii) shall be inadmissible in any arbitration conducted pursuant to Section 13.13(c) or other proceeding with respect to a Dispute.

(c)                Arbitration.

(i)                 All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by an arbitration tribunal appointed in accordance with the said ICC Rules as modified hereby.

(ii)               There shall be three arbitrators, one selected by the initiating Party in the request for arbitration, the second selected by mutual agreement of the other Parties within 20 days of the delivery of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two Party-appointed arbitrators within 20 days of the selection of the second arbitrator. In the event that the respondent fails to select an arbitrator, or if the two Party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the International Court of Arbitration of the International Chamber of Commerce shall designate the remaining arbitrator(s) required to comprise the tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(iii)             Each arbitrator chosen pursuant to this Section 13.13(c) shall speak, read, and write English fluently and shall be either (A) a practicing lawyer who has specialized in business litigation with at least 25 years of experience in a law firm of over 50 lawyers or (B) a retired judge of a court of general jurisdiction in New York, New York.

(iv)             The place of arbitration shall be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence shall be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.

(v)               The arbitrators shall issue an award within nine months of the submission of the request for arbitration of any Dispute. This time limit may be extended by agreement of the Parties or by the tribunal if necessary.

(vi)             It is expressly understood and agreed by the Parties that the rulings and award of the tribunal shall be conclusive and binding on the Parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

(vii)           Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties.

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(d)               Temporary or Preliminary Injunctive Relief. Notwithstanding the Parties’ agreement to submit all Disputes to final and binding arbitration pursuant to Section 13.13(c), the Parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrators have rendered similar relief or a final award) in order to protect any Party’s rights pursuant to this Agreement. Regardless of the Parties’ agreement in this Section 13.13, the Parties shall also have the right to have recourse to, and shall be bound by the pre-arbitral referee procedure of, the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.

Section 13.14.                      Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 13.15.                      Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstration of the inadequacy of monetary damages.

Section 13.16.                      Relationship. This Agreement establishes among the Parties an independent relationship. The Parties intend that no partnership or joint venture is created hereby, that no Party will be a partner or joint venturer of any other Party for any purposes, and that this Agreement will not be construed to the contrary, and the Parties will not hold themselves out as being in any such arrangement.

Section 13.17.                      Cumulative Rights. Except as otherwise provided in this Agreement, all of the rights and remedies expressly provided to a Party pursuant to this Agreement shall be deemed cumulative, and in addition, to any and all other rights and remedies available to such Party under applicable law, in equity, or by contract.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

TOTAL ENERGIES NOUVELLES ACTIVITES USA

By:	/s/ B. Clement
Name: B. Clement
Title: President

AMYRIS, INC.

By:
Name:
Title:

TOTAL AMYRIS BIOSOLUTIONS B.V.

By:	/s/ Otero del Val
Name: Otero del Val
Title: Director

By:	/s/ Philippe Marchand
Name: Philippe Marchand
Title: Director

By:	/s/ Xavier de Maupeou
Name: Xavier de Maupeou
Title: Managing Director

[Signature Page to Shareholders’ Agreement]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

TOTAL ENERGIES NOUVELLES ACTIVITES USA

By:
Name:
Title:

AMYRIS, INC.

By:	/s/ Nicholas Khadder
Name: Nicholas Khadder
Title: General Counsel & Corp Secretary

TOTAL AMYRIS BIOSOLUTIONS B.V.

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Shareholders’ Agreement]

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SCHEDULE 3.02(a)

MANAGING DIRECTORS

Amyris Directors
James Iacoponi (Lead Director)
John Melo

TENA USA Directors
Jean-Marc Otero del Val (Chief Executive Officer, chairperson and Lead Director)
Xavier de Maupeou (Chief Financial Officer)
Philippe Marchand
Rémi Bourgeois